Exhibit 2.1

PURCHASE AND SALE AGREEMENT

By and Among

PNW HOME BUILDERS, L.L.C.,

a Washington limited liability company

PNW HOME BUILDERS NORTH, L.L.C.,

a Washington limited liability company,

PNW HOME BUILDERS SOUTH, L.L.C.,

a Washington limited liability company,

CRESCENT VENTURES, L.L.C.,

a Washington limited liability company,

and

WILLIAM LYON HOMES, INC.,

A California corporation

Article I.		1

1.1	CERTAIN DEFINED TERMS.	1

1.2	TABLE OF DEFINITIONS.	9

Article II.		11

2.1	PURCHASE AND SALE OF THE ASSETS AND ACQUIRED ENTITIES.	11

2.2	CLOSING.	11

2.3	ADJUSTMENT OF PURCHASE PRICE.	14

2.4	PURCHASE PRICE ALLOCATION.	17

Article III.		18

3.1	ORGANIZATION OF SELLERS AND ACQUIRED ENTITIES; AUTHORITY OF SELLERS.	18

3.2	CAPITALIZATION OF ACQUIRED ENTITIES.	18

3.3	NO CONFLICT; REQUIRED FILINGS AND CONSENTS.	20

3.4	FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES.	21

3.5	ABSENCE OF CERTAIN CHANGES OR EVENTS.	22

3.6	COMPLIANCE WITH LAW; PERMITS.	22

3.7	EMPLOYEE MATTERS.	22

3.8	REAL PROPERTY.	24

3.9	PERSONAL PROPERTY.	25

3.10	INTELLECTUAL PROPERTY; DATA SECURITY.	26

3.11	TAXES.	26

3.12	ENVIRONMENTAL MATTERS.	27

3.13	INVESTIGATIONS; LITIGATION.	27

3.14	MATERIAL CONTRACTS.	27

3.15	NO CONTINGENT LIABILITIES.	29

3.16	INSURANCE.	29

3.17	BROKERS.	29

3.18	SUFFICIENCY OF ASSETS.	29

3.19	NO OTHER REPRESENTATIONS AND WARRANTIES.	29

Article IV.		30

4.1	ORGANIZATION, STANDING AND CORPORATE POWER.	30

4.2	AUTHORITY.	30

4.3	NO CONFLICT; REQUIRED FILINGS AND CONSENTS.	30

4.4	BROKERS.	31

4.5	INVESTMENT INTENT; ABILITY TO BEAR RISK.	31

4.6	ACKNOWLEDGEMENT BY BUYER.	31

4.7	SUFFICIENT FUNDS.	32

Article V.		33

5.1	CONDUCT OF BUSINESS BY THE SELLERS AND THE ACQUIRED ENTITIES.	33

5.2	CONDUCT PENDING CLOSING.	35

5.3	ACCESS TO INFORMATION; NOTICE OF CERTAIN EVENTS; EFFECT OF CERTAIN WAIVERS.	35

5.4	COMMERCIALLY REASONABLE EFFORTS; CONSENTS.	36

5.5	EXPENSES.	37

5.6	PUBLIC DISCLOSURES.	37

5.7	EMPLOYEE MATTERS.	38

5.8	MAINTENANCE OF RECORDS; PERSONNEL.	40

5.9	PAYMENTS RELATING TO COMMERCIAL BUSINESS OR EXCLUDED ASSETS.	41

5.10	TRANSACTION ESCROW; PAYOFF LETTERS.	41

5.11	FURTHER DOCUMENTATION.	41

5.12	RESIGNATIONS.	41

5.13	COOPERATION WITH TITLE INSURANCE.	41

5.14	COOPERATION WITH FINANCING.	42

5.15	INTERIM FINANCIAL STATEMENTS; COOPERATION WITH AUDITS.	42

5.16	Non-Compete/Non-Solicitation.	43

Article VI.		44

6.1	TAX TREATMENT.	44

6.2	COOPERATION ON TAX MATTERS.	44

6.3	CONTROL OVER TAX-RELATED ACTIONS.	45

6.4	RETURNS OF ACQUIRED ENTITIES AND WITH RESPECT TO ACQUIRED ASSETS.	45

6.5	TRANSFER TAXES.	46

6.6	STRADDLE PERIOD.	46

6.7	REFUNDS.	47

Article VII.		47

7.1	CONDITIONS TO EACH PARTY’S OBLIGATIONS.	47

7.2	CONDITIONS TO OBLIGATION OF BUYER.	48

7.3	CONDITIONS TO OBLIGATION OF SELLERS.	48

ii

Article VIII.		49

8.1	SURVIVAL OF REPRESENTATIONS AND WARRANTIES.	49

8.2	INDEMNIFICATION BY SELLERS.	50

8.3	INDEMNIFICATION BY BUYER.	50

8.4	LIMITS ON INDEMNIFICATION.	51

8.5	PROCEDURES.	51

8.6	EXCLUSIVE REMEDY AND ENVIRONMENTAL RELEASE.	53

8.7	TAX TREATMENT OF INDEMNIFICATION PAYMENTS.	53

Article IX.		53

9.1	TERMINATION.	53

9.2	EFFECT OF TERMINATION.	54

Article X.		55

10.1	AMENDMENT; EXTENSION; MODIFICATION.	55

10.2	NOTICES.	55

10.3	INTERPRETATION.	56

10.4	ENTIRE AGREEMENT.	57

10.5	NO THIRD PARTY BENEFICIARIES.	57

10.6	GOVERNING LAW.	57

10.7	JURISDICTION AND VENUE; SPECIFIC PERFORMANCE.	57

10.8	ASSIGNMENT; SUCCESSORS.	58

10.9	SEVERABILITY.	58

10.10	COUNTERPARTS.	58

10.11	FACSIMILE SIGNATURE.	58

10.12	TIME OF ESSENCE.	58

10.13	NO PRESUMPTION AGAINST DRAFTING PARTY.	58

10.14	Joint and Several.	59

Exhibits

A - Assignment of Membership Interests (Acquired Entities)

B - Assignment of Membership Interests (Polygon Mortgage)

C - Bill of Sale and General Assignment

iii

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated June 22, 2014 (this “Agreement”), is entered into by and among William Lyon Homes, Inc., a California corporation (“Buyer”), and PNW Home Builders, L.L.C., a Washington limited liability company (“PNW Parent”), PNW Home Builders North, LLC (“PNW North”), a Washington limited liability company, and PNW Home Builders South, LLC (“PNW South”), a Washington limited liability company, Crescent Ventures, LLC, a Washington limited liability company (“Crescent”) (PNW Parent, PNW North, PNW South and Crescent, collectively and jointly and severally, the “Sellers”).

WHEREAS, PNW Parent is engaged, through its indirect ownership of certain limited liability companies that own real property, in the development, construction and sale of commercial real estate (the “Commercial Business”) and residential real estate (the “Residential Business”).

WHEREAS, PNW Parent conducts the Residential Business through PNW North, PNW South and Crescent, and through single-purpose entities owned by those entities.

WHEREAS, Buyer is engaged in the business of residential real property development and construction.

WHEREAS, Buyer desires to purchase from Sellers, and Sellers wish to sell to Buyer, the Residential Business, upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows.

Article I.

DEFINITIONS

1.1 CERTAIN DEFINED TERMS

For purposes of this Agreement:

“Acquired Assets” means those assets of Sellers identified at Section 1.1 of Sellers’ Disclosure Schedule which includes, without limitation, the Polygon Mortgage Membership Interests.

“Acquired Entities” means (i) those limited liability companies identified at Section 1.1 of Sellers’ Disclosure Schedule, all of which own or lease the Acquired Properties, or are Service Companies involved in the Residential Business and (ii) the Washington limited liability company to be formed by Sellers prior to the Closing and to which Sellers shall transfer, assign and convey pursuant to an appropriate transfer/assignment agreement all right, title and interest of Sellers in and to those Acquired Assets identified on Section 1.1 of Sellers’ Disclosure Schedule as Pre-Development Costs and Deposits relating to the Residential Business. Upon formation of such new Washington limited liability company pursuant to clause (ii) above and transfer of such Acquired Assets to such entity, the parties shall update Section 1.1 of Seller’s Disclosure Schedule to include such entity thereon as an Acquired Entity.

“Acquired Properties” means the Owned Real Property and the Leased Real Property.

“Action” means any claim, action, suit, inquiry, proceeding, audit, examination, charge, demand, notice of violation, or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding, whether civil, criminal, or administrative.

“Affiliate” means with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Aggregate Payoff Amount” means, as of the Closing Date, the sum of the amounts identified in the Payoff Letters needed to release the Liens on the Acquired Properties owned by the Acquired Entities.

“Agreed Principles” mean those accounting principles agreed to in writing between Sellers and Buyer.

“Ancillary Agreements” means the Transition Services Agreement, the Escrow Agreement, and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to Closing in connection with this Agreement or the transactions contemplated hereby.

“Assets” mean the Acquired Entities, except the Excluded Assets.

“Assumed Contracts” mean the contracts of Sellers listed in Section 1.1 of Sellers’ Disclosure Schedule.

“Assumed Liabilities” means the following liabilities, as listed on the Closing Date Balance Sheet: Accounts Payable and Accrued Other Expenses. For avoidance of doubt, “Assumed Liabilities” shall not include any Excluded Liabilities or Excluded Taxes.

“Balance Sheet Date” means July 31, 2014.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be, or are, closed in the State of Washington.

“Business Employees” mean the employees of the PNW Cascadian Company, LLC, Cascadian King LLC and Cascadian South, LLC, all of whose duties are primarily related to the Residential Business, as identified in Section 1.1 of Sellers’ Disclosure Schedule.

“Capital Lease” means any capital lease or sublease that has been (or under GAAP as in effect from time to time should be) capitalized on any balance sheet for the Residential Business, including the Acquired Entities.

“Cash Payment” means an amount equal to the Closing Date Purchase Price, reduced by the sum of (i) the Aggregate Payoff Amount; (ii) fifty percent (50%) of Transfer Taxes; (iii) the Escrow Deposit and (iv) any amount payable to the Participant in Spanaway 230 LLC pursuant to Section 2.2(b)(i)(1)

“Closing Date Balance Sheet” means the combined balance sheet of the Residential Business, including the Acquired Entities (excluding the Excluded Assets and Excluded Liabilities) as of the close of business on the Closing Date, prepared in a manner consistent with the Projected July 31 Balance Sheet and the Agreed Principles.

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied, including all transferable rights such as warranties.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 or 4068(a) of ERISA, (iii) under Section 430(k) or 4971 of the Code and (iv) for violation of the continuation coverage requirements of Sections 601 et seq. of ERISA and Sections 9801 et seq. of the Code.

“Dataroom” means the electronic dataroom maintained on behalf of Sellers by Intralinks.

“Debt” of any Acquired Entity means at any date, without duplication (and calculated in accordance with GAAP as in effect from time to time), (a) all obligations of such Acquired Entity for borrowed money (whether as a direct obligation on a promissory note, bond, zero coupon bond, debenture or other similar instrument, or as an unfulfilled reimbursement obligation on a drawn letter of credit or similar instrument, or otherwise), including, without duplication, all liabilities of any Acquired Entity to Sellers or any of their Affiliates that are not Acquired Entities, but excluding all Capital Lease obligations of such Acquired Entity, (b) all obligations of such Acquired Entity to pay the deferred purchase price of property or services, other than (i) obligations under employment Contracts or deferred employee compensation plans and (ii) trade accounts payable and other expenses or payables arising in the ordinary course of business and that do not involve an obligation for borrowed money, (c) all debt of any third party that is not an Acquired Entity secured by a Lien on any asset of such Acquired Entity (or for which the holder of the debt has an existing right, contingent or otherwise, to be so secured), whether or not such debt is assumed by such Person, and (d) all guarantees (as a general partner or otherwise) of such Acquired Entity with respect to debt of any third party that is not an Acquired Entity. For clarity, Debt shall not include any obligation that is an Excluded Liability.

“Environmental Losses” mean all Losses relating to any liability or obligation of any Acquired Entity under any Environmental Law.

“ERISA Affiliate” means, with respect to any Acquired Entity, any trade or business that together with such Acquired Entity would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) and (o) of the Code.

“Escrow Agent” means Fidelity National Title Company.

“Escrow Account” means that account established pursuant to the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement in the form as may be agreed between Buyer and Sellers.

“Escrow Deposit” means the deposit of an amount equal to Twenty-Eight Million Six Hundred Thousand Dollars ($28,600,000) by wire transfer to the Escrow Agent on the Closing Date.

“Excise Tax Affidavit” means the affidavit required to be filed with any Governmental Authority in connection with the sale or transfer of real property or the sale or transfer of more than fifty percent (50%) of the ownership interests of an entity that owns real property.

“Excise Tax” means any Tax imposed by any Governmental Authority on the sale or transfer of real property or the sale or transfer of more than fifty percent (50%) of the ownership interests of an entity that owns real property.

“Excluded Assets” means the following assets, as listed on the Closing Date Balance Sheet: Cash and Cash Equivalents, Investment in Derivatives, Accounts Receivable from Related Parties, Other Inventories, and Investments in Unconsolidated Entities (except that portion attributable to Polygon Mortgage). For clarity, any and all assets of Sellers that relate to the Commercial Business are not “Excluded Assets” because no assets of the Commercial Business are being sold and the Apartments are not owned by Sellers.

“Excluded Employees” mean Jeffery Gow, Gary Young, Chris Eadon, Natalie Schmidt, Paulette Murchison, Andy Whisenant and Eric Evans.

“Excluded Entities” means PNW Warranty Services, LLC, Cascadian M&D Fund, and Silver Oak, LLC.

“Excluded Liabilities” means (a) all liabilities arising from, relating to or in connection with (i) the Excluded Entities, (ii) the Excluded Assets, (iii) the Commercial Business, (iv) the Apartments, (v) the Excluded Employees, and (vi) any Participant (including, without limitation, any Action or claim by any such Participant for Losses against Sellers or any Acquired Entity) arising from events prior to or in connection with the Closing and any amounts owed to a former member of an Acquired Entity arising from the sale by such former member of a Membership Interest to Sellers, and (b) the following liabilities, as listed on the Closing Date Balance Sheet (provided, that in no event shall any such liabilities include any of the liabilities set forth in subclauses (i)-(vi) of clause(a) above: Accrued Employee Profit Sharing, Accrued Interest Payable, Notes Payable, Liability for Warranty Costs and Other Liabilities.

“Excluded Taxes” means (i) any Taxes of Sellers for any Tax period (including any liability for the Taxes of any other Person under federal, state, foreign, or local Law as a transferee, successor, by contract or otherwise), (ii) any Non-Income Taxes of, or required to be paid by or with respect to, the Acquired Entities or with respect to the Acquired Assets, in each case, for any Pre-Closing Tax Period (determined pursuant to Section 2.3 or Section 6.6) to the extent not (A) reflected as a liability on the Closing Date

Balance Sheet and (B) taken into account in the Purchase Price-Adjustment, (ii) any Income Taxes of, or required to be paid by or with respect to, the Acquired Entities or with respect to the Acquired Assets, in each case, for any Pre-Closing Tax Period (determined pursuant to Section 6.6), and (iv) any liability of any Acquired Entity for the Taxes of any other Person under federal, state, foreign, or local Law as a transferee, successor, by contract or otherwise, as a result of a transaction consummated in any Pre-Closing Tax Period. For avoidance of doubt, Excluded Taxes shall not include Transfer Taxes resulting from the sale of the Acquired Entities or Acquired Assets at Closing.

“Fidelity National Title Company” means Fidelity National Title Company, 1300 Dove Street, Suite 310, Newport Beach, CA 92660, Attention: Natalie DuBois.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory, political, or administrative authority, branch, agency, department, or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, hazardous or toxic substances (including dry wall or any other building products containing such substances) and any other chemical, material, substance or waste that is prohibited or regulated, or as to which liability is imposed, under any Environmental Law.

“Immediate Family,” with respect to any specified Person, means such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Income Taxes” means (a) all federal income Taxes imposed under the Code and any foreign, state or local Taxes imposed on net income (including franchise Taxes imposed on net income), and (b) to the extent not otherwise described in clause (a), any penalties, interest and additions imposed by a Governmental Authority with respect to the Taxes described in clause (a).

“knowledge,” including the term “known,” with respect to a representation of, or other provision relating to, Sellers means, and shall be limited to, the actual knowledge of the following individuals as of the date the applicable representation is made (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) without any implication of verification or investigation concerning such knowledge: Jeffery D. Gow, Gary Young, Chris Eadon, Derek Straight and Fred Gast.

“Law” means any statute, law (including common law), ordinance, regulation, rule, code, executive order, injunction, judgment, decree, award, agency requirement, decision, finding, or order of any Governmental Authority.

“Lien” means pledges, claims, liens, charges, encumbrances, and security interests of any kind or nature.

“Material Adverse Effect” means any event, change, circumstance or effect that individually or in the aggregate has had or is reasonably likely to have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Acquired Entities or the Residential Business, taken as a whole, except for any such effects resulting from (a) the announcement or pendency of this Agreement, the transactions contemplated hereby and by the Ancillary Agreements or the performance of any obligation hereunder, the announcement thereof or the identity of Buyer as the prospective acquirer of the Acquired Entities, (b) changes in general economic or political conditions or the securities markets in general, (c) changes in conditions generally applicable to businesses in the same industry as that of the Acquired Entities including (i) changes in Laws generally applicable to such businesses or industry and (ii) changes in GAAP or its application, (d) changes in generally prevailing interest rates in the United States, (e) changes in the availability or cost of borrowings or other costs of financing in the United States generally, or (f) any weather related event or national or international hostilities, acts of terror, or acts of war; provided, that in the case of the foregoing clauses (b) - (f), except to the extent such event, change, circumstance or effect disproportionately impacts the Acquired Entities or the Business taken as a whole relative to other companies in the industry in which the Acquired Entities operate. Buyer acknowledges that there could be a disruption to the Acquired Entities’ businesses as a result of the announcement by Buyer of its agreement to purchase the Acquired Entities or the announcement by Sellers of their agreement to sell the Acquired Entities, and Buyer agrees that such disruptions do not and shall not constitute a Material Adverse Effect.

“Membership Interests” means, respect to each Acquired Entity, all membership interests and limited liability company interests and other equity interests, of, and all other right, title and interest now owned or hereafter acquired by any member, in and to, such Acquired Entity, together with: (a) all certificates, instruments, or other writings representing or evidencing interests in such Acquired Entity, and all accounts and general intangibles arising out of, or in connection with, the interests in such Acquired Entity; (b) any and all moneys or property due and to become due to any member now or in the future in respect of the interests in such Acquired Entity, or to which any member may now or in the future be entitled in its capacity as a member of such Acquired Entity, whether by way of a dividend, distribution, return of capital or otherwise; (c) all other claims which any member now has or may in the future acquire in its capacity as a member of such Acquired Entity against Acquired Entity and its respective property or assets; and (d) all rights of any member under the limited liability company agreement (and all other agreements, if any, to which any member is a party which relate to its ownership of the interests in such Acquired Entity), including, without limitation, all voting and consent rights of any member arising thereunder or otherwise in connection with any member’s ownership of the interests in such Acquired Entity. For the avoidance of doubt, Membership Interests shall not include any amounts owed to a former member of an Acquired Entity arising from the sale by such former member of a Membership Interest to Sellers.

“Multiemployer Plan” means any “multiemployer plan” as defined under Section 4001(a)(3) of ERISA.

“Net Total Assets” means, with respect to the Acquired Entities and the Projected July 31 Balance Sheet, the Estimated July 31 Balance Sheet and the Closing Date Balance Sheet, using the amounts as stated on each such balance sheet under the following captions, (a) TOTAL ASSETS, reduced by the sum of (i) Cash and Cash Equivalents, (ii) Investment in Derivatives, (iii) Accounts Receivable from Related Parties, (iv) Other Inventories, and (v) Investment in Unconsolidated Entities (except that portion attributable to Polygon Mortgage), minus (b) TOTAL LIABILITIES reduced by the sum of (i) Accrued Employee Profit Sharing, (ii) Accrued Interest Payable, (iii) Notes Payable, (iv) Liability for Warranty Costs and (v) Other Liabilities.

“Non-Income Taxes” mean all Taxes other than Income Taxes.

“Office Leases” means leases or subleases of the locations listed on, and on the terms described in, Section 3.8 of Sellers’ Disclosure Schedule.

“Participant” means any direct or indirect current or former member or partner of the Acquired Entities and any officer or employee of the Acquired Entities.

“Payoff Letters” mean correspondence or communication from each Person owning or holding a Debt of an Acquired Entity, including, without limitation, any Debt secured by a Lien on the Real Property owned by an Acquired Entity, stating the amount, or including a method of calculating the amount, that must be paid to discharge such Debt in full as of the Closing Date and to release, if applicable, any Lien on the Real Property.

“Pension Plan” means an “employee pension benefit plan” as defined in Section 3(2) of ERISA, whether or not subject to ERISA.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Polygon Mortgage Membership Interests” means, with respect to Polygon Mortgage, fifty percent (50%) of all outstanding membership interests of, and all other right, title and interest now owned by PNW Homebuilders, L.L.C., a Washington limited liability company, in and to Polygon Mortgage with: (a) all certificates, instruments, or other writings representing or evidencing such interests held by PNW Homebuilders, L.L.C. and all accounts and general intangibles arising out of, or in connection with, the interests in Polygon Mortgage held by PNW Homebuilders, L.L.C.; (b) any and all moneys or property due and to become due to PNW Homebuilders, L.L.C. now or in the future in respect of the interests in Polygon Mortgage, or to which PNW Homebuilders, L.L.C. may now or in the future be entitled in its capacity as a member of Polygon Mortgage, whether by way of a dividend, distribution, return of capital or otherwise; (c) all other claims which PNW Homebuilders, L.L.C. now has or may in the future acquire in its capacity as a member of Polygon Mortgage against Polygon Mortgage and its respective property or assets; and (d) all rights of PNW Homebuilders, L.L.C under the Polygon Mortgage Operating Agreement (and all other agreements, if any, to which PNW Homebuilders, L.L.C. is a party which relate to its ownership of the interests in Polygon Mortgage), including, without limitation, all voting and consent rights of PNW Homebuilders, L.L.C arising thereunder or otherwise in connection with PNW Homebuilders, L.L.C.’s ownership of the interests in Polygon Mortgage.

“Polygon Mortgage” means Polygon Mortgage, L.L.C., an Arizona limited liability company.

“Post-Closing Tax Period” means any Tax period (or portion thereof) of an Acquired Entity beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) of an Acquired Entity ending on or before the Closing Date.

“Projected July 31 Balance Sheet” means the forecast balance sheet for the Residential Business, including the Acquired Entities at July 31, 2014 as agreed to by Sellers and Buyer in writing.

“Prorated Expenses” means those expenses as defined in the Agreed Principles.

“Purchase Price Adjustment” means the adjustment to the Closing Date Purchase Price, as determined pursuant to Section 2.3.

“Reconveyance” means a deed of reconveyance (or similarly named instrument) executed by a trustee under a deed of trust that is recorded with a Governmental Authority and releases the Lien imposed by such deed of trust on Owned Real Property.

“Related Party,” with respect to any specified Person, means: (i) any Person who serves or within the past two (2) years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (ii) any Immediate Family member of a Person described in clause (i); and (iii) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding equity or ownership interests of such specified Person.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building or facility.

“Representative,” with respect to any specified Person, means: any director, officer, employee, agent, advisor, representative, investment banker, debt financing source, commercial banker (including, without limitation, attorneys, accountants, consultants and any representatives of such advisors) or Affiliate of such specified Person.

“Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Service Company” means any of Cascadian King, LLC, Cascadian South, LLC, PNW Cascadian Company, L.L.C., , Polygon Northwest Company, L.L.C. and Polygon Paymaster, L.L.C.

“Straddle Period” means with respect to both Non-Income Taxes and Income Taxes any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Tax” or “Taxes” means any and all federal, state, local or foreign taxes (including income, gross receipts, franchise, payroll, employment, sales, use, property, real or personal, tangible or intangible taxes), interest equalization and stamp taxes, assessments, levies, imposts, duties, charges, required contributions or withholdings of any kind or nature whatsoever, including income, capital, excise, employment, occupancy, property, ad valorem, sales, transfer, recording, documentary, registration, motor vehicle, road use, escheat, franchise use and gross receipts taxes imposed by any Governmental Entity, together with any and all penalties, fines or interest thereon or additions attributable thereto, whether disputed or not.

“Transaction Escrow” means the escrow account established with Escrow Agent for purposes of closing the transaction contemplated by this Agreement, including for purposes of calculating the Payoff Amounts as of the Closing Date, paying the Payoff Amounts, recording the Reconveyances necessary to effectuate Lien releases on the Acquired Properties, and such other matters as may be assigned by the Sellers and Buyer.

“Transfer Taxes” means all federal, state, local or foreign sales (including bulk sales), use, transfer, documentary transfer, recording, ad valorem, privilege, documentary, registration, conveyance, Excise Tax, license, stamp duties or similar Taxes and fees (together with any and all interest, penalties and additions to tax with respect thereto).

“Transition Services Agreement” means the Transition Services Agreement in the form as may be agreed between Buyer and Sellers.

1.2 TABLE OF DEFINITIONS

The following terms have the meanings set forth in the Sections referenced below:

Defined Term	Section Number

Agreement	Intro Paragraph
Allocation Principles	Section 1.1
Approval	Section 2.4
Breaching party	Section 3.3
Business Documents	Section 5.3
Buyer	Intro Paragraph
Buyer Core Representations	Section 8.1
Buyer’s Proposed Closing Date Balance Sheet	Section 2.3
Buyer’s Proposed Purchase Price Adjustment	Section 2.3
Cap	Section 8.4
Closing	Section 2.2
Closing Date	Section 2.2
Closing Date Purchase Price	Section 2.3

COBRA	Section 5.7
Code	Section 3.7
Commercial Business	Recitals
Confidentiality Agreement	Section 5.3
Continuing Employees	Section 5.7
Crescent	Intro Paragraph
Deductible	Section 8.4
Environmental Laws	Section 3.12
ERISA	Section 1.1
Estimated Closing Date Balance Sheet	Section 2.3
Expiration Date	Section 8.1
Final Purchase Price	Section 2.3
Financial Statements	Section 3.4
Financing	Section 5.14
HSR Act	Section 3.3
imortgage	Section 3.2
Indemnified Party	Section 8.5
Indemnifying Party	Section 8.5
Independent Accountant	Section 2.3
Insurance Policies	Section 3.16
Intellectual Property	Section 3.10
Losses	Section 8.2
Material Contracts	Section 3.14
Notice of Disagreement	Section 2.3
Organizational Documents	Section 3.3
Outside Date	Section 9.1
Owned Real Property	Section 3.8
Permits	Section 3.6
Permitted Lien	Section 3.8
PNW Parent	Intro Paragraph
PNW North	Intro Paragraph
PNW South	Intro Paragraph
Polygon Mortgage	Section 1.1
Polygon Mortgage Membership Interests	Section 1.1
Polygon Mortgage Operating Company Agreement	Section 3.2
Prorated Expenses	Section 1.1
Purchase Price	Section 2.1
Real Estate Taxes	Section 2.3
Real Property Leases	Section 3.8
Residential Business	Recitals
Section 280G Payments	Section 5.7
Sellers	Intro Paragraph
Sellers’ Benefit Plans	Section 3.7
Sellers Core Representations	Section 8.1
Sellers’ Disclosure Schedule	Article III
Tax Partnerships	Section 3.11
Tax Purchase Price	Section 2.4

Tax-related Actions	Section 6.2
Termination Fee	Section 9.2
Third Party Claim	Section 8.5
Transaction	Section 2.1
Unaudited Quarterly Financials	Section 5.15
Waiving party	Section 5.3

Article II.

THE TRANSACTION

2.1 PURCHASE AND SALE OF THE ASSETS AND ACQUIRED ENTITIES.

Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase substantially all of the Residential Business of Sellers, comprised of the Acquired Assets together with all of the Membership Interests of the Acquired Entities, except the Excluded Assets, and assume the Assumed Liabilities, but excluding the Excluded Liabilities (the “Transaction”), for an aggregate purchase price equal to FIVE HUNDRED TWENTY MILLION Dollars ($520,000,000.00) (the “Purchase Price”). The Purchase Price is based on the Projected July 31 Balance Sheet on a “zero cash, zero debt” basis, and shall be subject to adjustment as provided in Section 2.3.

2.2 CLOSING.

(a)	The consummation of the Transaction (the “Closing”) will take place at 10:00 a.m., Pacific Time, through offices of Escrow Agent, on the second Business Day following the satisfaction, or to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction of, or, to the extent permitted by applicable Law, waiver of such conditions on the Closing Date), or at such other place or at such other time or on such other date as Sellers and Buyer mutually may agree in writing; provided, however, that (i) if the condition specified by Section 7.2(c)(i) has been satisfied, the Closing shall occur on or before August 15, 2014; and (ii) if the condition specified by Section 7.2(c)(i) has not been satisfied, but the condition specified by Section 7.2(c)(ii) has been satisfied, the Closing shall occur on or before September 22, 2014. The date on which the Closing takes place is referred to as the “Closing Date” and shall be deemed effective at 12:01 am on the Closing Date.

(b)	Subject to the satisfaction or waiver of the conditions set forth in Article VII, Sellers and Buyer shall make, and Sellers shall cause the Acquired Entities to make, the following deliveries at the Closing:

(i)	Buyer shall deliver to Sellers:

(1) a counterpart of an Assignment of Membership Interests for each Acquired Entity in the form of Exhibit A executed on behalf of Buyer; provided, however, that with respect to the Acquired Entity known as by Spanaway 230 LLC, the parties acknowledge that Sellers (or the applicable Seller) have entered into an agreement with the Participant of Spanaway 230 LLC to acquire the entire 50% Membership Interest of such Participant in and to Spanaway 230 LLC at or prior to Closing, and that in lieu of Sellers first acquiring such Membership Interests from such Participant and then selling, transferring and assigning such Membership Interests to Buyer, Sellers may instead assign such agreement to purchase, or name Buyer as a nominee or designee to acquire such Membership Interests directly from such Participant. In such event, prior to execution and delivery thereof by Sellers, Exhibit A shall be modified to reflect that 50% of the Membership Interests in Spanaway 230 LLC shall be transferred and assigned directly from such Participant to Buyer, and at Closing (i) Buyer shall pay through Escrow Agent the amount owing by Sellers to such Participant for such Membership Interests as directed by Sellers to Buyer in writing, (ii) Sellers shall cause such Participant to deliver to Buyer an assignment of such Participant’s Membership Interests in and to Spanaway 230 LLC pursuant to an assignment instrument in substantially the form of Exhibit A attached hereto (or such other form as reasonably approved by Buyer), and (iii) the Purchase Price payable by Buyer to Sellers shall be reduced by any amount paid by Buyer to such Participant pursuant to clause (i) above;

(2) a counterpart of an Assignment of Membership Interests for Polygon Mortgage in the form of Exhibit B executed on behalf of Buyer;

(3) a counterpart of a Bill of Sale and General Assignment for all Acquired Assets (other than the Polygon Mortgage Membership Interests) in the form of Exhibit C executed on behalf of Buyer;

(4) a counterpart of the Transition Services Agreement executed on behalf of Buyer;

(5) a counterpart of the Escrow Agreement, executed on behalf of Buyer;

(6) copies, certified by the Secretary (or person performing substantially the functions of Secretary) of Buyer, of the resolutions duly adopted by Buyer’s board of directors (or persons performing substantially the functions of a board of directors) authorizing the execution, delivery, and performance of this Agreement and the Ancillary Agreements;

(7) a Certificate of the Secretary (or person performing substantially the functions of Secretary) of Buyer as to the incumbency of the officer(s) of Buyer (other than such Secretary) executing this Agreement and the Ancillary Agreements;

(8) a short-form certificate of good standing of Buyer from the Secretary of State of the State of California, dated not more than five (5) Business Days prior to the Closing Date;

(9) a counterpart of a joint settlement statement mutually acceptable to Sellers and Buyer, a copy of which shall also be delivered to Escrow Agent;

(ii)

to Escrow Agent via wire transfer to Escrow Agent’s account, (A) the Cash Payment for wire transfer to the bank account(s) identified by Sellers to Escrow Agent; (B) the Escrow Deposit to be held by Escrow Agent in accordance with the Escrow Agreement; (C) the Aggregate Payoff Amount for payment to the applicable Persons of the amounts identified in the Payoff Letters;

(D) such amount as necessary to pay Transfer Taxes required to be paid in connection with the Transaction and (E) any amount payable to the Participant in Spanaway 230 LLC pursuant to Section 2.2(b)(i)(1) above;

(iii)	Sellers shall deliver to Buyer:

(1) a counterpart of an Assignment and Assumption of Membership Interests for each Acquired Entity in the form of Exhibit A executed on behalf of the applicable Sellers;

(2) a counterpart of an Assignment and Assumption of Membership Interests for Polygon Mortgage in the form of Exhibit B executed on behalf of PNW Home Builders, L.L.C.;

(3) a counterpart of a Bill of Sale and General Assignment for all Acquired Assets (other than the Polygon Mortgage Membership Interests and any such Acquired Assets transferred to the new entity formed and included in the definition of Acquired Entities) in the form of Exhibit C executed on behalf of the applicable Sellers;

(4) a counterpart of the Transition Services Agreement executed on behalf of Sellers;

(5) a counterpart of the Escrow Agreement, executed on behalf of Buyer;

(6) copies, certified by the Secretary (or person performing substantially the functions of Secretary) of Sellers, of the resolutions duly adopted by Sellers’ Managing Member authorizing the execution, delivery, and performance of this Agreement and the Ancillary Agreements;

(7) a Certificate of the Secretary (or person performing substantially the functions of Secretary) of Sellers as to the incumbency of the Sellers’ Managing Member (other than such Secretary) executing this Agreement and the Ancillary Agreements;

(8) a certification of non-foreign status, in form and substance reasonably satisfactory to Buyer, indicating that no Seller is a foreign person for purposes of Section 1445 of the Code and, if applicable, any similar certification under state law, in form and substance reasonably satisfactory to Buyer;

(9) a short-form certificate of good standing of Sellers and each Acquired Entity from the Secretary of State of the state of such entity’s organization and each state in which such Acquired Entity owns property or conducts business, dated not more than five (5) Business Days prior to the Closing Date;

(10) a counterpart of a joint settlement statement mutually acceptable to Sellers and Buyer, a copy of which shall also be delivered to Escrow Agent; and

(11) to the extent applicable, evidence of the substitution of Seller and/or a third party surety and the release of Buyer and the Acquired Entity with respect to any guaranty or bond relating primarily to an Excluded Asset.

(iv)	Escrow Agent shall deliver to Buyer and Sellers confirmation of the disbursements of all funds handled by Escrow Agent hereunder and that Reconveyances and the Excise Tax Affidavit (and payment of Excise Taxes) for all the Owned Real Property have been duly recorded or filed with, and amounts of Transfer Taxes paid to, the appropriate Governmental Authority.

2.3 ADJUSTMENT OF PURCHASE PRICE.

(a)	At least two (2) Business Days prior to the Closing Date, Sellers shall provide Buyer with a preliminary estimated pro forma combined balance sheet of the Residential Business, including the Acquired Entities as of the Closing Date, prepared in accordance with the Agreed Principles (the “Estimated Closing Date Balance Sheet”), together with Sellers’ good faith analysis of the changes from the Projected July 31 Balance Sheet. In addition, inasmuch as real estate taxes and assessments (including, for the avoidance of doubt, with respect to the Acquired Assets) (collectively “Real Estate Taxes”) and Prorated Expenses are not reflected in the Estimated Closing Date Balance Sheet, Real Estate Taxes and Prorated Expenses shall be prorated as of the Closing Date and (i) Seller shall be responsible for all such Real Estate Taxes and Prorated Expenses that are attributable to the period prior to and including the Closing Date and Buyer shall receive a credit for the same at Closing, and (ii) Buyer shall be responsible for all such Real Estate Taxes and Prorated Expenses that are attributable to the period after the Closing Date and Seller shall receive a credit for the same at Closing. The Purchase Price shall be (i) increased if and to the extent (on a dollar for dollar basis) that Net Total Assets on the Estimated Closing Date Balance Sheet exceeds Net Total Assets on the Projected July 31 Balance Sheet and for any Real Estate Taxes credited to Seller; and (ii) decreased if and to the extent (on a dollar for dollar basis) that Net Total Assets on the Estimated Closing Date Balance Sheet are less than Net Total Assets on the Projected July 31 Balance Sheet and for any Real Estate Taxes credited to Buyer (this revised amount, the “Closing Date Purchase Price”). Any Real Estate Taxes paid at or prior to Closing shall be prorated as provided above based upon the amounts actually paid. If Real Estate Taxes have not been set for the tax year in which the Closing occurs, then the proration of such Real Estate Taxes shall be estimated by the parties for the tax year in which the Closing occurs on the basis of the best data then available, and such proration shall be promptly adjusted between Sellers and Buyer upon presentation of written evidence of the amount of the actual Real Estate Taxes as provided below.

(b)

As promptly as reasonably practicable, but no later than sixty (60) days after the Closing Date, Buyer shall cause to be prepared and delivered to Sellers its proposed Closing Date Balance Sheet for the Acquired Entities as of the close of business on the Closing Date , prepared in accordance with the Agreed Principles (“Buyer’s Proposed Closing Date Balance Sheet”), and setting forth Buyer’s proposed calculation of Net Total Assets, together with written evidence of the amount of the actual Real Estate Taxes for the tax year in which the Closing occurs and actual Prorated Expenses and Buyer’s proposed adjustment of the Closing Date Purchase Price (“Buyer’s Proposed Purchase Price Adjustment”). Buyer’s Proposed Purchase Price Adjustment shall be calculated as follows: The Purchase Price shall be (i) increased if and to the extent (on a dollar for dollar basis) that Net Total Assets on the Closing Date Balance Sheet exceeds Net Total Assets on the Estimated Closing Date Balance Sheet and for any Real Estate Taxes or Prorated Expenses credited to Seller not previously prorated pursuant to clause (a) above; and (ii) decreased if and to the extent (on a dollar for dollar basis) that Net Total Assets on the Closing Date Balance Sheet are less than Net Total Assets on the Estimated Closing Date Balance Sheet and for any Real Estate Taxes or Prorated Expenses credited to Buyer not previously prorated pursuant to clause (a) above. If Buyer fails to make delivery of Buyer’s Proposed Closing Date Balance Sheet on a timely basis, Buyer shall provide Sellers with access to the books, records and work papers necessary for Sellers to prepare the Closing Date Balance Sheet and Purchase Price Adjustment, and Buyer shall cooperate with Sellers with any other information reasonably requested by Sellers, and the balance sheet prepared by Sellers shall be the Closing Date Balance Sheet.

(i)	During the thirty (30) day period following Sellers’ receipt of Buyer’s Proposed Purchase Price Adjustment, Buyer shall use commercially reasonable efforts to provide Sellers with access to the work papers relating to Buyer’s Proposed Purchase Price Adjustment, and Buyer shall cooperate with Sellers with any other information used in preparing Buyer’s Proposed Purchase Price Adjustment reasonably requested by Sellers. Buyer’s Proposed Closing Date Balance Sheet and Buyer’s Proposed Purchase Price Adjustment shall become final and binding on the 31st day following delivery thereof, unless on or prior to the end of such period Sellers deliver to Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying in reasonable detail those items or amounts as to which Sellers disagree and the basis therefor. If any such Notice of Disagreement shall have been duly delivered by Sellers, both Sellers and Buyer shall, during the fifteen (15) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the Closing Date Balance Sheet and Purchase Price Adjustment.

(ii)

If during such period, Sellers and Buyer are unable to reach such agreement, they shall promptly thereafter engage Ernst & Young LLP or such other independent accounting firm as they may mutually agree upon (as the case may be, the “Independent Accountant”) to review this Agreement and the disputed items or amounts for the sole purpose of determining the calculation of Net Total Assets at the Closing Date and Buyer’s Proposed Purchase Price Adjustment. Each of Buyer and Sellers agrees that it shall not engage, or agree or commit to engage, until resolution of the Notice of Disagreement(s) has been finally determined pursuant to this Section 2.4(b), the Independent Accountant to perform any services other than as the Independent Accountant pursuant hereto. Each party agrees to execute, if requested by the Independent Accountant, a reasonable engagement letter. Buyer and Sellers shall cooperate with the Independent Accountant and promptly provide all documents and information reasonably requested by the Independent Accountant. In making its determination, the Independent Accountant shall consider only those items or amounts as to which Buyer or Sellers has disagreed in its Notice of Disagreement. The Independent Accountant shall deliver to Buyer and Sellers, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Independent Accountant), a report setting forth such determination. Such report and Independent Accountant’s determination of Buyer’s Proposed Purchase Price Adjustment shall be final and binding upon Buyer and Sellers, and neither Buyer nor Sellers shall seek further recourse to courts or other tribunals, other than to enforce such report. Judgment may be entered to enforce such report in any court of competent jurisdiction.

(iii)	If the Independent Accountant’s determination adjusts Buyer’s Proposed Purchase Price Adjustment by an amount that is less than fifty percent (50%) of the difference between Sellers’ proposed Net Total Assets as specified in Sellers’ Notice of Disagreement and Net Total Assets in Buyer’s Proposed Closing Date Balance Sheet, the fees and expenses of the Independent Accountant shall be paid by Sellers. If the Independent Accountant’s determination adjusts Net Total Assets (and Buyer’s Proposed Purchase Price Adjustment) by an amount that is more than fifty percent (50%) of the difference between Sellers’ proposed Net Total Assets as specified in Sellers’ Notice of Disagreement and Net Total Assets in Buyer’s Proposed Closing Date Balance Sheet, the fees and expenses of the Independent Accountant shall be paid by Buyer. If in any case the Independent Accountant’s determination adjusts Net Total Assets (and Buyer’s Proposed Purchase Price Adjustment) by an amount that is fifty percent (50%) of the amount specified in either Sellers’ Notice of Disagreement, the fees and expenses of the Independent Accountant shall be paid equally by Buyer and Sellers.

(iv)	Buyer and Sellers shall, and shall cause their respective Representatives to, cooperate in the calculation of the Purchase Price Adjustment and in the conduct of the review referred to in this Section 2.3(a), including the making available to the extent necessary of books, records, work papers and personnel (without, however, requiring the waiver of any legal privilege).

(v)	The final purchase price (the “Final Purchase Price”) shall equal the Closing Date Purchase Price as adjusted by the Purchase Price Adjustment.

(c)	Payments needed to reconcile the Final Purchase Price shall be as follows:

(i)	If the Closing Date Purchase Price is in excess of the Final Purchase Price, Sellers shall promptly (but in any event within five (5) Business Days after the Purchase Price Adjustment has been determined as hereinabove provided) pay to Buyer the amount of such excess by wire transfer of United States dollars in immediately available funds to such account or accounts as may be designated in writing by Buyer; or

(ii)	If the Closing Date Purchase Price is less than the Final Purchase Price, Buyer shall promptly (but in any event within five (5) Business Days after the Purchase Price Adjustment has been agreed upon or determined as hereinabove provided) pay to Sellers the amount of such deficiency by wire transfer of United States dollars in immediately available funds to such account or accounts as may be designated in writing by Sellers.

(d)	Amounts due by Buyer or Sellers under this Section 2.3 shall not be subject to the limitations on indemnification in Article VIII or used in any calculation of any such limitations

2.4 PURCHASE PRICE ALLOCATION

(a)	The Final Purchase Price (plus any liabilities of the Acquired Entities to the extent treated as purchase price for federal income tax purposes) (the “Tax Purchase Price”) shall be allocated among the assets of the Acquired Entities and the Acquired Assets in accordance with general principles to be mutually agreed upon by Sellers and Buyer prior to the Closing (the “Allocation Principles”). Within ten (10) days after the Closing Date, Buyer shall deliver to the Sellers a draft of the Tax Purchase Price allocation for the Sellers’ review and Buyer shall consider in good faith any reasonable comments submitted by the Sellers. The Sellers and Buyer shall use their reasonable efforts to agree on a final allocation (the “Final Allocation”) no later than ten (10) days after Sellers’ receipt of the draft. In the event the Sellers and Buyer cannot reach an agreement within such period, then the matters in dispute shall be resolved by the Independent Accountant, the costs of which will be borne in a manner consistent with Section 2.3(iii). Absent fraud, the determinations of the Independent Accountant as to the matters in dispute under this Section 2.4(a) will be final, conclusive and binding on the Sellers and Buyer. Each party agrees to (i) be bound by the Final Allocation (or the determinations of the Independent Accountant) solely for Tax purposes, (ii) act in accordance with Final Allocation (or the determinations of the Independent Accountant) in the preparation and filing of all Returns (recognizing that in certain circumstances the Sellers will be treated for federal or state income tax purposes as selling Membership Interests in, and Buyer will be treated as acquiring assets of, an Acquired Entity (as described in Section 6.1)), (iii) to the extent required by applicable Law, timely file an Internal Revenue Service Form 8594 in a manner consistent with the Final Allocation (or the determinations of the Independent Accountant) for the taxable year that includes the Closing Date and to make any timely comparable filings required by applicable state or local Law consistent therewith and (iv) not take any position inconsistent with the Final Allocation (or the determinations of the Independent Accountant) for any Tax purpose, except in each case as required by a final determination (as defined in Section 1313(a) of the Code) or unless the other party consents thereto, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)	Buyer hereby acknowledges that the parties are required to file a Real Estate excise tax affidavit Controlling Interest Transfer Return for those Acquired Entities owning Washington real property (“Washington REET Affidavit”) and pay the applicable Transfer Tax within 30 days of the Closing Date based on the true and fair value of such Washington real property. Buyer and Seller shall use commercially reasonable, best efforts to determine the true and fair value of the Washington real property on or before the Closing Date. In the event Sellers and Buyer have not determined the Tax Purchase Price to be allocated to such Washington real property prior to the 25th day following the Closing Date, subject to the Allocation Principles, Sellers and Buyer agree that the Independent Accountant shall, based solely on information presented to it by Sellers and Buyer, determine the true and fair value of the Washington real property for purposes of the Washington REET Affidavit, and each of Sellers and Buyer consent to Escrow Agent filing the Washington REET Affidavits using the true and fair values for the Washington real property as so determined by the Independent Accountant.

Article III.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the corresponding sections or subsections of the Sellers’ Disclosure Schedules attached hereto (collectively, the “Sellers’ Disclosure Schedule”), Sellers represent and warrant to Buyer, as of the date hereof and as of the Closing Date, as follows:

3.1 ORGANIZATION OF SELLERS AND ACQUIRED ENTITIES; AUTHORITY OF SELLERS.

(a)	Each Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Washington. Each Seller has the requisite power and authority to enter into this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by each Seller and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each Seller. This Agreement has been, and as of the Closing the Ancillary Agreements will have been, duly executed and delivered by each Seller. Assuming due authorization, execution, and delivery by Buyer, this Agreement constitutes, and each of the Ancillary Agreements when executed and delivered will constitute, a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms.

(b)	Each of the Acquired Entities is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to carry on its business as now being conducted. Each of the Acquired Entities is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing is not having and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.2 CAPITALIZATION OF ACQUIRED ENTITIES.

(a)

Sellers own, or will own as of the Closing Date, one hundred percent (100%) of the Membership Interests in the Acquired Entities and no authorization, consent or approval of any Participant other than the Sellers is required in connection with the sale of the Membership Interests to Buyer. Seller has obtained, or will have obtained as of the Closing Date, releases from all former members of the Acquired Entities releasing Buyer, Sellers and the Acquired Entities from all claims arising in connection with the Acquired Entities and the Acquired Properties, including, without limitation, any rights of contribution from any Acquired Entity under the applicable limited liability company agreement of such Acquired Entity and true, correct and complete copies of such releases have been delivered to Buyer. The Membership Interests of each Acquired Entity are as set forth at Section 3.2 of Sellers’ Disclosure Schedules. All of the Membership Interests being sold pursuant to this Agreement have been, as of the Closing Date, validly issued and fully paid, owned of record by Sellers, free and clear of any Liens, and free and clear of, and were not issued in violation of, any conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights or other similar rights or restrictions on transfer. The Membership Interests constitute all of the issued and outstanding membership interests of each Acquired Entity. Except as set forth at Section 3.2 of Sellers’ Disclosure Schedule, (i) there are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to membership interests of the Acquired Entities or obligating any Acquired Entity to issue or sell, or cause to be issued or sold, any membership interest of, or any other interest in, any Acquired Entity, any security convertible into any such membership interest or giving any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the membership interests of the Acquired Entity, (ii) there are no outstanding contractual obligations of any Acquired Entity to repurchase, redeem or otherwise acquire any membership interests of any Acquired Entity or to provide funds to, or make any investment in, any other Person, (iii) there is no indebtedness of any Acquired Entity having the right to vote (or that is convertible into securities having the right to vote) on any matters on which members of any Acquired Entity may vote and (iv) there are no voting trusts, operating agreements, membership agreements, proxies or similar agreements or understandings in effect with respect to the voting or transfer of any of membership interests of the Acquired Entities. Upon closing of the Transaction, and Buyer’s payment of the Final Purchase Price in accordance with this Agreement, Buyer will acquire all Membership Interests in the Acquired Entities free and clear of all Liens and other adverse claims.

(b)

PNW Homebuilders, L.L.C. owns the Polygon Mortgage Membership Interests and no authorization, consent or approval of any member in Polygon Mortgage other than PNW Homebuilders, L.L.C. and loanDepot.com, LLC dba imortgage (“imortgage”), is required in connection with the sale of the Polygon Mortgage Membership Interests to Buyer. The Polygon Mortgage Membership Interests being sold pursuant to this Agreement have been validly issued and fully paid, owned of record by PNW Homebuilders, L.L.C., free and clear of any Liens, and free and clear of, and were not issued in violation of, any conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights or other similar rights or restrictions on transfer. There are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the Polygon Mortgage Membership Interests or obligating Polygon Mortgage to issue or sell, or cause to be issued or sold, any membership interest of, or any other interest in, Polygon Mortgage, any security convertible into any such membership interest or giving any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the membership interests of Polygon Mortgage, other than any such rights in favor of imortgage under the terms of the operating agreement in effect for Polygon Mortgage (the “Polygon Mortgage Operating Company Agreement”), (ii) there are no outstanding contractual obligations of Polygon Mortgage to repurchase, redeem or otherwise acquire any membership interests of Polygon Mortgage or to provide funds to, or make any investment in, any other Person, (iii) there is no indebtedness of Polygon Mortgage having the right to vote (or that is convertible into securities having the right to vote) on any matters on which members of Polygon Mortgage may vote and (iv) there are no voting trusts, operating agreements, membership agreements, proxies or similar agreements or understandings in effect with respect to the voting or transfer of any of membership interests of Polygon Mortgage. Upon closing of the Transaction, and Buyer’s payment of the Final Purchase Price in accordance with this Agreement, Buyer will acquire the Polygon Mortgage Membership Interests free and clear of all Liens and other adverse claims, subject to the terms of the Polygon Mortgage Operating Company Agreement. A true, correct and complete copy of the Polygon Mortgage Operating Agreement (including all amendments, modifications or side letters relating thereto) have been delivered or otherwise made available to Buyer.

3.3 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

(a)	Except as set forth on Section 3.3(a) of Sellers’ Disclosure Schedules, the execution, delivery, and performance by each Seller of this Agreement and each of the Ancillary Agreements to which a Seller will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)	conflict with or violate the certificate of formation, limited liability company or operating agreement, or equivalent organizational documents, each as amended to date (“Organizational Documents”), of Sellers, or any of the Acquired Entities.

(ii)	conflict with or violate any Law applicable to Sellers or any Acquired Entity, or by which any property or asset of Sellers or any Acquired Entity is bound or affected;

(iii)	result in any breach of, constitute a default under, result in a termination, cancellation or acceleration under, or result in the creation or the imposition of a Lien under (or an event that, with notice or lapse of time or both, would constitute or result in the foregoing), or require any consent of any Person pursuant to, any Contract or Real Property Lease (as defined below) to which Sellers, or any of the Acquired Entities is a party or by which any of their assets or properties are bound;

(iv)	result in a breach or violation by Sellers or any of its Affiliates of any covenants (e.g., financial covenants) contained in any guaranty or similar agreement to which Sellers or any of its Affiliates is a party or by which any of their assets or properties are bound; or

(v)	require any Seller or Acquired Entity to expend sums or make any additional payments under any existing contracts to which such Seller or Acquired Entity is a party or by which any of their assets or properties are bound.

subject, in the case of clause (ii), to compliance with and filings under the Hart-Scott Rodino Antitrust Improvements Act of 1976 (as amended, the “HSR Act”), except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that (A) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impede the performance by Sellers of their respective obligations under this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, or (B) arise as a result of any facts or circumstances specifically relating to Buyer or any of its Affiliates, as opposed to any other third-party buyer.

(b)	Except as set forth at Section 3.3(b) of the Sellers’ Disclosure Schedules, and except for any ordinary course approvals contained in a Permit or required by applicable Law relating to such Permits that by their terms are not required to be obtained until after the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, none of Sellers or any Acquired Entity is required to file, seek, or obtain any notice, authorization, approval, order, permit, or consent of or with any Governmental Authority (an “Approval”) in connection with the execution, delivery, and performance by Sellers of this Agreement and each of the Ancillary Agreements to which Sellers will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license, or qualification of any Acquired Entity.

3.4 FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES.

(a)	The audited combined balance sheet of the Residential Business, including the Acquired Entities , as of December 31, 2013, and the related audited combined statements of operations, members’ equity (deficit), and cash flows of the Acquired Entities, together with all related notes thereto (including combining statements) for the twelve (12) month period ending December 31, 2013, accompanied by the reports thereon of the Residential Business independent auditors, as set forth on Section 3.4(a) of Sellers’ Disclosure Schedule (together with the financial statements prepared pursuant to Section 5.14, collectively, the “Financial Statements”), present fairly, in all material respects, the financial position and results of operations presented therein as of the date of, and for the period referred to in, such financial statements in conformity with GAAP applied on a consistent basis throughout the periods covered thereby.

(b)	Except as set forth at Section 3.4(b) of Sellers’ Disclosure Schedules, and immediately after the Closing, none of the Acquired Entities has any material liability or obligation of any nature, whether accrued, absolute, contingent, or otherwise, whether known or unknown of the type required by GAAP (as in effect on the Balance Sheet Date) to be reflected in a balance sheet of the Residential Business, including the Acquired Entities or disclosed in the notes thereto, except for any liabilities and obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.

3.5 ABSENCE OF CERTAIN CHANGES OR EVENTS.

Since December 31, 2013, the Sellers have conducted their businesses in the ordinary course consistent with past practices, except in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and no Material Adverse Effect has occurred.

3.6 COMPLIANCE WITH LAW; PERMITS.

(a)	Each of the Sellers is in compliance with and is not in default under or in violation of any applicable Law and none of Sellers, the Acquired Entities or, to Sellers’ knowledge, any of their other Affiliates has received any written notice of the violation of any applicable Law by any Seller or Acquired Entity, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)	The Sellers and the Acquired Entities are in possession of all material permits, licenses, franchises, approvals, easements, variances, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices, mitigation or monitoring requirements, or other authorizations of any Governmental Authority required by Law for each of the Sellers and Acquired Entities to own, develop and sell their properties and to carry on their business as currently conducted (the “Permits”), except for any Permits that the Sellers or any Acquired Entity has applied for or is endeavoring to obtain in the ordinary course of business . All the Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Acquired Entities are in compliance with each Permit and no Seller, or, to Sellers’ knowledge, any of their other Affiliates has received any written notice of the violation of any Permit, except where such violation would not reasonably be expected to have a Material Adverse Effect. No Permit will be terminated or materially impaired as a result of the Transaction.

(c)	Notwithstanding anything contained in this Section 3.6, no representation or warranty shall be deemed to be made in this Section 3.6 in respect of environmental, Tax, employee benefits or labor Law matters.

3.7 EMPLOYEE MATTERS.

(a)

Section 3.7 of the Sellers’ Disclosure Schedules sets forth an accurate list of each Pension Plan, each other benefit plan, program, policy or arrangement, including each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and each post-employment health, medical, life insurance or other welfare benefit plan, program, policy or arrangement and each employment, severance, bonus, profit sharing, compensation, termination, retention, deferred compensation, incentive, equity or equity-based compensation, or change in control, agreement, plan, program, policy or arrangement (including individual contracts), in each case, entered into, sponsored, administered, maintained or contributed to by the Acquired Entities or any of their ERISA Affiliates for the benefit or welfare of any Participant or with respect to which any Acquired Entity has any actual or contingent liability (such plans, programs, policies, agreements and arrangements, collectively the “Sellers’ Benefit Plans”). Sellers has delivered or made available to Buyer in the Dataroom complete and accurate copies of (Sellers’ Benefit Plans. Each of the Sellers’ Benefit Plans is in compliance in all material respects with all applicable laws, including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Internal Revenue Code of 1986, as amended (the “Code”). No condition exists that could reasonably be expected to subject the Acquired Entities to any direct or indirect liability under Title IV of ERISA or to a civil penalty under Section 502(j) of ERISA or liability under Section 4069 of ERISA or Sections 4975, 4976, or 4980B of the Code, or to Controlled Group Liability, or the loss of a federal tax deduction under Section 280G of the Code. There are no pending or, to the knowledge of Sellers, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Sellers’ Benefit Plans or any trusts related thereto that would reasonably be expected to result in any material liability to the Acquired Entities. No Sellers’ Benefit Plan is, nor have the Sellers or any ERISA Affiliates within the past six years sponsored, maintained, contributed to, or had or have any actual or contingent liability with respect to, a (i) Multiemployer Plan, (ii) single employer plan or other pension plan that is subject to Title IV of ERISA or the funding requirements of Section 302 of ERISA or Section 412 of the Code; (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code; or (iv) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(b)	With respect to each Sellers’ Benefit Plan, Sellers have delivered or made available to Buyer in the Dataroom complete and accurate copies of (i) such Sellers’ Benefit Plan, including any amendment thereto (or, in the case of any unwritten Sellers’ Benefit Plan, a written description thereof), (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent summary plan description and any summary of material modifications (if any) prepared for each Sellers’ Benefit Plan, (iv) most recent annual report (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with such Sellers’ Benefit Plan and (v) accurate and complete copies of the most recent determination (or opinion) letter, if any, issued by the IRS with respect to any Sellers’ Benefit Plan that is intended to qualify under Section 401(a) of the Code.

(c)

Neither the execution and delivery of this Agreement, nor the consummation of the Transaction or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any Participant, contractor or consultant to any compensation or benefit or (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other obligation under any Sellers’ Benefit Plan, other than as set forth on Section 3.7(c) of Sellers’ Disclosure Schedule. No amount or other entitlement that could be received as a result of the transactions contemplated hereby (alone or in conjunction with any other event, including any termination of employment) by any “disqualified individual” (as defined under Section 280G of the Code) (a “Disqualified Individual”) with respect to the Acquired Entities would reasonably be expected to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the

Code). Each Sellers’ Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued thereunder. No Participant is entitled to receive any gross-up or additional payment by reason of any tax being imposed on such person, including any tax required by Section 409A or 4999 of the Code.

(d)	None of the Business Employees is a member of or represented by any (i) labor union, works council or similar organization or (ii) collective bargaining agreement, in each case with respect to such Business Employee’s employment by the Acquired Entities and the Acquired Entities do not have any obligation with respect to any such organization. Each of the Acquired Entities is in compliance in all material respects with all applicable Laws and orders with respect to labor relations, employment and employment practices, occupational safety and health standards, payment of wages or other compensation, classification of workers, immigration, visa or work status. To the knowledge of Sellers, there is no ongoing effort to organize any of the Acquired Entities’ employees by any union, nor has there been such effort in the past two years, and there is no pending petition for recognition or an election of a union to represent any employees of the Acquired Entities.

(e)	Section 3.7(e) contains a complete list of the Acquired Entities employees and independent contractors, and Sellers have made available to Buyer their base compensation, any bonus opportunity, and the employee’s status as active or on leave.

3.8 REAL PROPERTY.

(a)

Section 3.8(a) of the Sellers’ Disclosure Schedules sets forth a true and complete list of all real property owned in fee as of the date hereof by each of the Acquired Entities, which identifies such land by (x) owner and (y) tract number and/or parcel number (such property collectively, the “Owned Real Property”). With respect to the Owned Real Property, except as set forth on Section 3.8(a) of Sellers’ Disclosure Schedule, (i) one or more of the Acquired Entities has good and valid title to such Owned Real Property, free and clear of all Liens other than any such Lien (A) for Taxes or governmental assessments, governmental charges or claims of payment (1) not yet due and payable or (2) being contested in good faith and for which adequate accruals or reserves have been established in accordance with GAAP, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other similar Lien arising in the ordinary course of business, (C) for any obligation which is disclosed on the Projected Balance Sheet, (D) for any obligation which was incurred in the ordinary course of business since December 31, 2013, (E) disclosed by the title reports made available to Buyer in the Dataroom, or (F) that would not reasonably be expected to materially impair the continued use or value of any Owned Real Property by the Acquired Entities for the Residential Business for its intended use and purpose, including any conditions, covenants, encroachments, easements, restrictions and other encumbrances that would not reasonably be expected to materially impair the continued use or value of any Owned Real Property by the Acquired Entities for the Residential Business for its intended use and purpose(each of the foregoing, a “Permitted Lien”) (, (ii) there are no outstanding reversion rights, Contracts, outstanding options or rights of first refusal or offer in favor of any third party to purchase, lease, occupy or otherwise utilize any Owned Real Property or any portion thereof or interest therein that would reasonably be expected to materially impair the continued use or value of any Owned Real Property affected thereby, (iii) neither Sellers nor any Acquired Entity have received written notice of any condemnation or eminent domain proceeding commenced or threatened with respect to any Owned Real Property, any portion thereof or Sellers’ interest therein that would reasonably be expected to materially adversely affect the use or value of the Owned Real Property affected thereby, (iv) none of the Owned Real Property has been leased, and (v) none of the Owned Real Property has been licensed nor has any third party been granted any right to use or occupy all of any portion of any Owned Real Property, such that such license or occupancy would reasonably be expected to materially adversely affect the use or value of the Owned Real Property affected thereby.

(b)	Section 3.8(b) of the Sellers’ Disclosure Schedules sets forth a true and complete list of each material lease, sublease or license and all amendments and modifications thereto (the “Real Property Leases”) under which any of the Acquired Entities use or occupy, or have the right to use or occupy, any real property at which the operations of the Acquired Entities are conducted (the “Leased Real Property”), specifying in the case of each of the Real Property Leases, the date thereof, the current parties thereto, the dates of any amendments as well as the address or location and use thereof. True, correct and complete copies of the Real Property Leases have been delivered or otherwise made available to Buyer. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Real Property Lease is valid, binding and in full force and effect, (ii) no uncured default of a material nature on the part of any Acquired Entity or, to the knowledge of Sellers, the landlord or other parties to such Real Property Lease exists thereunder, (iii) the Acquired Entities have a good and valid leasehold interest, subject to the terms of the Real Property Lease applicable thereto, in each parcel of Leased Real Property, free and clear of all Liens, except for Permitted Liens (and conditions, covenants, encroachments, easements, restrictions and other encumbrances that do not adversely affect the use of the Leased Real Property by the Acquired Entities for the Business), (iv) none of the Acquired Entities has (x) received written notice of, and, to the knowledge of Sellers there is no, condemnation proceeding threatened in writing with respect to all or any portion of the Leased Real Property, or (y) received any written notice of any default under any Real Property Lease and, to the knowledge of Sellers, no event has occurred and no condition exists that, with notice or lapse of time, or both, would constitute a default by any Acquired Entity, as applicable, under any such leases and agreements, and (v) no portion of the Leased Real Property is subleased to any third party.

3.9 PERSONAL PROPERTY.

Other than as set forth at Section 3.9 of the Sellers’ Disclosure Schedules, all of the tangible or intangible personal property primarily used in or related to the Business as currently conducted is owned or leased by the Acquired Entities free of Liens, except Permitted Liens.

3.10 INTELLECTUAL PROPERTY; DATA SECURITY.

(a)	Section 3.12(a) of the Sellers’ Disclosure Schedules lists (i) all material trade names, trademarks, trade mark registrations, and service marks, (ii) registered copyrights and applications therefor, (iii) issued patents and pending patent applications, and (iv) domain name registrations, in each case used in the Business as currently conducted and owned by an Acquired Entity (collectively, the “Intellectual Property”). The Acquired Entities own the Intellectual Property free and clear of all Liens other than Permitted Liens. The Intellectual Property that consists of trade mark registrations, registered copyrights and patents is subsisting and, to the knowledge of Sellers, valid and enforceable. There are no Actions pending or, to the knowledge of Sellers, threatened, or judgments adversely entered, contesting the validity, use or ownership of any of the Intellectual Property, or alleging that any Acquired Entity is infringing the intellectual property rights of any other Person in any material respect.

(b)	Since January 1, 2014, there have been no material security breaches in any of the Acquired Entities’ information technology systems of which Sellers have knowledge.

3.11 TAXES.

(a)	Except as provided on Section 3.11 of Sellers’ Disclosure Schedule, (i) all Returns of or with respect to any Taxes that are required to be filed by or with respect to Sellers or the Acquired Entities or their businesses or activities or the Acquired Assets have been duly and timely filed (and Sellers have delivered to Buyer true, complete and correct copies of all Returns filed by or with respect to the Sellers with the Internal Revenue Service), (ii) all such Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws and regulations, (iii) all Taxes, interest and penalties that have been or are due by or with respect to the Acquired Entities or the Acquired Assets have been timely paid in full, (iv) Sellers and each Acquired Entity are not subject to taxation by any jurisdiction where Sellers or an Acquired Entity does not file Returns, (v) neither Sellers nor any Acquired Entity is liable for the Taxes of any Person under federal, state, foreign, or local law as a transferee, successor, by contract, or otherwise, (vi) all withholding Tax requirements imposed on or with respect to Sellers and the Acquired Entities have been satisfied in full in all respects, and (vii) no liens for Taxes exist upon the assets of Sellers or the Acquired Entities or the Acquired Assets;

(b)	Except as described on Section 3.11 of Sellers’ Disclosure Schedule, neither Sellers nor any Acquired Entity has received any notice of any pending, or to Sellers’ Knowledge, threatened, audits, reviews, actions, proceedings, investigations, disputes, requests for information, or claims with respect to or against Sellers or any Acquired Entity or any Acquired Asset for or with respect to any Taxes. Neither Seller nor any Acquired Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No assessment, deficiency, or adjustment has been assessed or, to Sellers’ Knowledge, proposed with respect to any Return of or with respect to Sellers or any Acquired Entity or any Acquired Asset;

(c)	Except as provided in Section 3.11 of Sellers’ Disclosure Schedule, as of the date of this Agreement, each of the Acquired Entities in existence on the date of this Agreement is a partnership (the “Tax Partnerships”) or a disregarded entity for federal income tax purposes; and

(d)	Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 3.11 and, to the extent relating to Taxes, Section 3.7 are the only representations and warranties being made by Sellers with respect to Taxes.

3.12 ENVIRONMENTAL MATTERS.

Except as set forth at Section 3.12 of the Sellers’ Disclosure Schedules, (a) there is no material Action pending with respect to which Sellers or any Acquired Entity has received service of process or other written notice, or to the knowledge of Sellers threatened, seeking to impose on any Acquired Entity any liability or obligation under any Law relating to the protection or restoration of the environment, the exposure to or the handling, Release, presence or transportation of, Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or similar state laws (collectively “Environmental Laws”), (b) no Acquired Entity is conducting or required to conduct any material cleanup, monitoring or other remedial activities, or is subject to any material continuing obligations under any order, decree or judgment, pursuant to Environmental Law and (c) to the knowledge of Sellers, there has been no Release of or exposure to any Hazardous Material that would reasonably be expected to form the basis of any material liability or obligation of any Acquired Entity under or pursuant to any Environmental Law. For purposes of this Section 3.12, an Action, liability or obligation shall be deemed to be “material” if same cannot be reasonably completed and/or remedied within six (6) months following commencements thereof or the cost thereof exceeds $100,000 individually, or $500,000 in the aggregate.

3.13 INVESTIGATIONS; LITIGATION.

There is no material investigation or review pending, nor, to the knowledge of Sellers, threatened, by any Governmental Authority with respect to any Acquired Entity, and there are no material Actions pending, nor, to the knowledge of Sellers, threatened, against or affecting any Acquired Entity, or any of their respective properties at law or in equity before, and there are no material orders, judgments or decrees of, or before, any Governmental Authority affecting any Acquired Entity. For purposes of this Section 3.13, an Action, order or judgment shall be deemed to be “material” if it reasonably likely to result in an uninsured loss or liability to the Acquired Entities, or any of them, equal to or in excess of $100,000 individually, or $500,000 in the aggregate.

3.14 MATERIAL CONTRACTS.

(a)

The list of written Contracts set forth at Section 3.14(a) of the Sellers’ Disclosure Schedules includes all of the following written Contracts to which, after giving effect to the Divestitures, any of the Acquired Entities is a party, or by which any of their or their property is bound (each “Material Contract”): (I) any Contract with Sellers or their Affiliates (other than any Acquired

Entity) or any of their respective Related Parties; (ii) any employment or compensation Contract with any Business Employee (or former employee, officer, or director of any Acquired Entity if there remains at the date hereof obligations of any party) other than employment or compensation agreements for which Sellers shall remain solely responsible after the Closing; (iii) any retention letter or other Contract relating to retention with a Business Employee; (iv) any Contract with any current or former consultant to any Acquired Entity that involves payments by any Acquired Entity of an amount exceeding $500,000 for any 12-month period commencing on or after the date hereof and that is not terminable at the option of any Acquired Entity on 90 or fewer days’ notice without penalty or premium; (v) any collective bargaining agreement or other Contract with any labor union or similar organization; (vi) any joint venture, partnership or similar Contract; (vii) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise); (viii) any Contract by which any Acquired Entity has borrowed money or issued any note, bond, indenture, or other evidence of indebtedness or guaranteed the indebtedness of others (other than ordinary course advances and reimbursement for travel and other business purposes) or has granted a Lien (other than a Permitted Lien) on any material asset or property of an Acquired Entity; (ix) any Contract by which any Acquired Entity has agreed to indemnify or hold harmless a third party in an amount that, if required to be paid by the Acquired Entity, would be reasonably likely to exceed $500,000; (x) any Contract for the sale of real property by any Acquired Entity which, as of the date of this Agreement, (A) have not yet been consummated or (B) have been consummated but under which either the Acquired Entity, as applicable, or the purchaser has post-consummation obligations not yet fulfilled; (xi) promissory notes held by any Acquired Entity; (xii) brokerage commission, finder’s fee, or similar Contracts that involve payments by any Acquired Entity exceeding $500,000; (xiii) any Contract that includes a covenant not to compete in any line of business or with any Person or in any geographic area, or pursuant to which any benefit is required to be given or lost as a result of so competing; (xiv) any Contract containing any “non-solicitation”, “no-hire” or similar provision that restricts any Acquired Entity; (xv) any Contract containing any provision triggered by a “change of control” of any Acquired Entity or otherwise requiring the consent of or notice to any Person as a result of the Transaction; and (xvi) any other agreement to which any Acquired Entity is a party which involves consideration or another obligation in an amount exceeding $500,000. True, correct and complete copies of the Material Contracts have been delivered or otherwise made available to Buyer.

(b)	Each Material Contract is valid, binding and enforceable in accordance with its terms, and the Acquired Entity that is a party thereto has substantially performed all material obligations required to be performed by it under the Material Contracts and is not (and would not be with notice or the lapse of time or both) in material breach or default thereunder, and, to the knowledge of Sellers, no other party to a Material Contract is in material breach of, or material default under, any Material Contract.

3.15 NO CONTINGENT LIABILITIES.

Except as set forth in the Financial Statements, this Agreement, the Sellers’ Disclosure Schedules, or documents listed in the Sellers’ Disclosure Schedules, to the knowledge of Sellers, no Acquired Entity has any liabilities or Debt, nor are any of them subject to claims, fixed or contingent, liquidated or unliquidated, that would reasonably be expected to have a Material Adverse Effect; provided, that no representation or warranty is made pursuant to this Section 3.17 as to any liabilities, Debt, obligations, or claims for future compliance with obligations not yet mature or for future satisfaction of conditions to approval or consummation under any agreements entered into with, or Permits issued by, any Governmental Authority.

3.16 INSURANCE.

The Acquired Entities are covered (subject to applicable deductibles, self-insurance provisions, and other limitations on coverage) by those current insurance policies issued in favor of the Sellers and their Subsidiaries, alone or along with Sellers and/or other Affiliates of Sellers, listed at Section 3.16 of the Sellers’ Disclosure Schedules (the “Insurance Policies”). Neither Sellers nor any Affiliate of Sellers have received any notices of cancellation or non-renewal with respect to any of the Insurance Policies, and all premiums due thereon have been paid.

3.17 BROKERS.

No broker, finder, or investment banker, other than Citigroup Global Markets Inc. (who will be paid by Seller), is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Sellers or any Acquired Entity.

3.18 SUFFICIENCY OF ASSETS.

Except (i) as listed in Sellers’ Disclosure Schedule, (ii) the overhead services currently provided to the Business by the Sellers and their Affiliates (other than the Acquired Entities) and (iii) outside financing support provided by the Sellers and their Affiliates (other than the Acquired Entities), together with the assets and services to be provided to Buyer and the Acquired Entities pursuant to the Ancillary Agreements, the Acquired Entities (assuming the retention by Buyer of the Business Employees) constitute all the assets that are necessary for the conduct of the Residential Business as currently conducted by Sellers in all material respects.

3.19 NO OTHER REPRESENTATIONS AND WARRANTIES.

Except as expressly set forth in this Agreement or in any of the Ancillary Agreements delivered by Sellers at Closing, neither the Sellers, or any of their Affiliates, nor any of their respective managers, members, employees, partners, or representatives has made, or is making, any representation or warranty whatsoever to Buyer or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Buyer or its Affiliates. Without limiting the foregoing but also without limiting the scope of the express representations and warranties of Sellers set forth in this Agreement or in any of the Ancillary Agreements delivered by Sellers at Closing, Buyer acknowledges that Buyer, together with its advisors, has made its own investigation of the Sellers and the Acquired

Entities and is not relying on any implied warranties or upon any representation or warranty whatsoever as to the prospects (financial or otherwise) or the viability or likelihood of success of the continued operation of the business of the Acquired Entities as conducted after the Closing, as contained in any materials provided by any of Sellers, or any of their Affiliates or any of their respective members, managers, employees, partners, or representatives or otherwise. For the purposes herein, any information provided to, or made available to, Buyer by or on behalf of any of the Sellers or the Acquired Entities shall include any and all information that may be contained or posted in the Dataroom. The foregoing shall in no way be construed to limit or impair Buyer’s right to make claims against any Person for or in the nature of fraud.

Article IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers, as of the date hereof and as of the Closing Date, as follows:

4.1 ORGANIZATION, STANDING AND CORPORATE POWER.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to prevent or materially impair the ability of Buyer to consummate the Transaction

4.2 AUTHORITY.

Buyer has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to be delivered at Closing by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and as of the Closing the Ancillary Agreements will have been, duly executed and delivered by Buyer. Assuming due authorization, execution, and delivery by Sellers, this Agreement constitutes, and each of the Ancillary Agreements when executed and delivered will constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

4.3 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

(a)	The execution, delivery, and performance by Buyer of this Agreement and each of the Ancillary Agreements to which Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)	conflict with or violate the Organizational Documents of Buyer;

(ii)	conflict with or violate any Law applicable to Buyer, or by which any property or asset of Buyer is bound or affected; or

(iii)	result in any breach of, constitute a default under, result in a termination, cancellation or acceleration under, or result in the creation or the imposition of a Lien under (or an event that, with notice or lapse of time or both, would constitute or result in the foregoing), or require any consent of any Person pursuant to, any Contract to which Buyer is a party or by which any of its assets or properties are bound;

subject, in the case of clause (ii), to compliance with and filings under the HSR Act, and except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that (A) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer or prevent, materially delay or materially impede the performance by Buyer of its obligations under this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, or (B) arise as a result of any facts or circumstances specifically relating to Sellers or any of its Affiliates.

4.4 BROKERS.

No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

4.5 INVESTMENT INTENT; ABILITY TO BEAR RISK.

Buyer is acquiring the Membership Interests and the Polygon Mortgage Membership Interests solely for investment for its own account and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer understands that the Membership Interests and the Polygon Mortgage Membership Interests may not be resold except in compliance with the registration requirements of the Securities Act of 1933, as amended, unless an exemption therefrom is available. Buyer is familiar with the real estate development business generally and the businesses in which the Acquired Entities conduct their operations specifically, and has the requisite business and financial knowledge and experience to evaluate the merits and risks of its acquisition of the Membership Interests and the Polygon Mortgage Membership Interests.

4.6 ACKNOWLEDGEMENT BY BUYER.

(a)

Buyer acknowledges that neither the Sellers, the Acquired Entities nor any of their respective Affiliates, nor any other Person acting on behalf of any of them, has made any representation or warranty, express or implied, as to the condition, merchantability, suitability or fitness for any particular purpose of any of the Real Property or other assets owned or used by the Acquired Entities, or made any representation or warranty regarding the Acquired Entities or any other matter relating to the Acquired Entities (including the Financial Statements and the Acquired

Properties), except as expressly stated in this Agreement (including the Disclosure Schedules) or the Ancillary Agreements or any certificate delivered hereunder. Without limiting the foregoing, except as set forth in this Agreement or any Ancillary Agreement or any certificate delivered hereunder, Buyer agrees that (i) none of the Sellers, any Acquired Entity, any Excluded Entity, nor their respective Affiliates, nor any other person acting on behalf of any of them, will have any liability to Buyer resulting from the distribution or availability to Buyer, its Affiliates, Representatives, financing sources, or others, or any such person’s use, of information provided in anticipation of entering into this Agreement and the Ancillary Agreements, and information, documents and other materials included in the Dataroom or presentations by officers and employees of Sellers, or any of their respective Affiliates or in any other form and (ii) no individual named in the Offering Memorandum or documents posted to the Dataroom shall have any liability to Buyer resulting from or related to such individual being a source of the knowledge of Sellers for the purposes of Sellers’ representations and warranties set forth in this Agreement or any Ancillary Agreement.

(b)	Buyer acknowledges that all forward-looking information received from or made available by or on behalf of Sellers, including projected statements of revenues, income, cash flow, and other business and financial condition and results in the Offering Memorandum, the Dataroom, or elsewhere, contain numerous uncertainties inherent in attempting to make estimates, projections and other forecasts, are not warranties of future performance or financial results, and involve numerous assumptions about risks and events that are difficult to predict and many of which are beyond the control of Sellers, their respective Affiliates, their financial advisers, and other agents. Buyer further acknowledges that it is familiar with such uncertainties and assumptions, that it takes full responsibility for making its own independent evaluation of possible future revenues, income, cash flow, and other business and financial condition and results, that it understands and has taken into account the likelihood that actual future results will differ, perhaps materially, from those reflected in any such forward-looking statements, and that, except as set forth in this Agreement or any Ancillary Agreement or any certificate delivered hereunder, Buyer shall have no claim against Sellers, their Affiliates or their Representatives with respect to any such forward-looking information.

4.7 SUFFICIENT FUNDS.

Buyer possesses liquid capital, or written commitments therefor from viable financing sources sufficient to enable Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and timely perform all of its obligations hereunder or thereunder. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of Buyer to consummate the transactions contemplated hereby that Buyer have sufficient funds for payment of the Purchase Price.

Article V.

COVENANTS

5.1 CONDUCT OF BUSINESS BY THE SELLERS AND THE ACQUIRED ENTITIES.

From the date of this Agreement until the Closing (except as otherwise contemplated by the terms of this Agreement or the Ancillary Agreements or disclosed in Section 5.1 of Sellers’ Disclosure Schedule), Sellers shall cause the Acquired Entities to carry on their respective businesses in the ordinary course consistent with past practices in all material respects, and, to the extent consistent with their ordinary course past practices, to use commercially reasonable efforts to preserve intact their business organizations and preserve their relationships with others having material business dealings with them. Without limiting the generality of the foregoing, from the date of this Agreement to the Closing Date, Sellers shall not, and shall cause the Acquired Entities not, to take any of the following actions without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)	(i) in the case of the Sellers, the Acquired Entities and Polygon Mortgage, declare or permit the declaration of any dividend or other distribution in respect of any of their Membership Interests or the Polygon Mortgage Membership Interests (as applicable) with a payment date after the Closing Date; or (ii) issue or sell, or commit to issue or sell, any membership interests of Sellers or any Acquired Entity or Polygon Mortgage, or any options, warrants or rights of any kind to acquire any membership interest, or grant any preemptive rights, rights of first refusal, redemption rights, repurchase rights, or “tag along” or “drag along” rights in respect of any such membership interest;

(b)	Amend the Organizational Documents of the Acquired Entities;

(c)	Acquire any business or any corporation, limited liability company, partnership, joint venture, association, or other business organization or division thereof, or acquire any other material assets other than in the ordinary course of business consistent with past practice;

(d)	Other than to exercise options to purchase Real Property (as disclosed in Section 5.1 of Sellers’ Disclosure Schedules), acquire or agree to acquire any assets the consideration for which would exceed $100,000 individually or $1,000,000 in the aggregate, or make or agree to make any capital expenditures, except in the ordinary course of business consistent with past practice, provided, that, in all events, Seller shall keep Buyer reasonably informed of any pending acquisitions of Real Property and provide copies of all letters of intent, purchase agreements or other material correspondence or agreements relating to such acquisitions;

(e)	sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any material property, except for sales of parcels of the Owned Real Property to Buyer or in the ordinary course of business consistent with past practice, provided that Sellers keep Buyer reasonably informed of any pending sales of parcels of the Owned Real Property (excluding sales of single family housing units in the ordinary course of business) and provide copies of all letters of intent, purchase agreements or other material correspondence or agreements relating to such sales;

(f)	make any loans, advances or capital contributions to, or investments in, any other person, other than (i) promissory notes to purchasers of Owned Real Property from the Acquired Entities in the ordinary course of business consistent with past practice or (ii) loans, advances, or capital contributions to or in an Acquired Entity;

(g)	(i) adopt, establish, enter into, terminate or amend, take any action to accelerate the vesting or payment of (except as may be required by Law) any compensation, or benefits under any Sellers’ Benefit Plan or any bonus, profit sharing, compensation, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any Participant or materially increase the compensation or fringe benefits of any Participant, contractor or consultant, or (ii) grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under severance or termination pay policies in effect on the date hereof (except as may be required by Law or by this Agreement);

(h)	except as otherwise provided in Section 5.7 or as otherwise mutually agreed upon by Buyer and Sellers, hire any employee with an expected annual compensation in excess of $100,000 or terminate any of the Business Employees other than for cause;

(i)	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other material reorganization of any Acquired Entity;

(j)	other than as may be required by Law, make (other than in the ordinary course of business consistent with past practice) or change any material Tax election, make any material change in any method of Tax accounting or any Tax accounting period, file any amended Return, waive or extend the statute of limitations with respect to any Taxes, or settle or compromise any material Tax liability or refund;

(k)	enter into, extend, materially amend, terminate or grant any relinquishment or release of any material right under any Material Contract, Real Property Lease or any Contract that would be a Material Contract or Real Property Lease if entered into prior to the date hereof, other than entrance into any such Contracts in the ordinary course of business (including Contracts with customers, vendors or clients in the ordinary course of business);

(l)	change its fiscal year or make any change in any method of accounting or accounting practice or policy, except as required by applicable Law or GAAP;

(m)	amend, extend, renew or permit to lapse existing insurance policies or enter into new insurance policies, except in either case on such terms and for such amounts as are in the ordinary course of business.

(n)	(i) pay, discharge, settle or satisfy any material Action to which any Acquired Entity is party or (ii) cancel, forgive or waive any material claims or rights; or

(o)	agree to do any of the foregoing.

5.2 CONDUCT PENDING CLOSING.

From the date of this Agreement to the Closing Date, unless the other party shall otherwise consent in writing, neither Buyer nor Sellers shall take any action that would likely result in any of their representations and warranties in this Agreement or in an Ancillary Agreement becoming untrue, or in any of the other party’s conditions to Closing not being satisfied.

5.3 ACCESS TO INFORMATION; NOTICE OF CERTAIN EVENTS; EFFECT OF CERTAIN WAIVERS.

(a)	Subject to the terms and conditions of that certain letter agreement dated March 25, 2014 between Polygon Northwest Company, LLC and Buyer (the “Confidentiality Agreement”), from the date hereof to the Closing Date, upon Buyer’s reasonable request, Sellers shall cause the Acquired Entities and their respective Affiliates, and their respective Representatives to afford to Buyer and its Representatives access during normal business hours to the Acquired Properties, books, Contracts, commitments, personnel and records and furnish to Buyer such financial, operations and other data regarding the Acquired Entities as Buyer may from time to time reasonably request, including conducting twice-monthly meetings (which may be in-person or telephonic) between representatives of Buyer and Sellers at which the representatives of Sellers with responsibility for supervising the development of the Owned Real Properties shall provide Buyer an update with respect thereto; provided, that under no circumstances shall Buyer be entitled to access to or information regarding any bid or proposal by any other potential Buyer of the Acquired Entities or the Excluded Assets or regarding any evaluation, discussions, or negotiations related to any such bid or proposal, Buyer acknowledging that all such information is the property solely of Sellers and that Sellers are not authorized to disclose such information to any other Person.

(b)	Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII of this Agreement becoming incapable of being satisfied.

(c)	If (i) prior to the Closing, any party (the “waiving party”) has knowledge of any breach by any other party (the “breaching party”) of any representation, warranty or covenant contained in this Agreement or any Ancillary Agreement, and (ii) the waiving party proceeds with the Closing, the waiving party shall be deemed to have waived such breach and the waiving party and its successors, assigns and affiliates shall not be entitled to be indemnified pursuant to Article VIII, to sue for damages or to assert any other right or remedy for any Losses arising from such breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.

5.4 COMMERCIALLY REASONABLE EFFORTS; CONSENTS.

(a)	Sellers and Buyer will each use, and before and after the Closing, respectively, will each cause the Acquired Entities to use, their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including (i) the obtaining in the most expeditious manner reasonably practicable of all necessary actions, waivers, consents, and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an Approval or waiver from, or to avoid an Action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iii) the execution and delivery of such additional instruments and documents as either party may reasonably request to consummate and make effective the transactions contemplated hereby and thereby; provided, that in connection with obtaining the consent of any Person other than a Governmental Authority, Buyer shall not be required to make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations. Notwithstanding the foregoing or anything to the contrary contained herein, Buyer shall not be required to (i) make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations, (ii) propose, negotiate, agree to or accept any consent settlement, (iii) divest any of its assets or property or otherwise take any action that limits its freedom of action with respect to any asset or business under its control. If any Governmental Entity institutes (or threatens to institute) any administrative or judicial action or proceeding challenging any of the transactions contemplated by this Agreement as violative of any Law, Buyer shall, in its sole discretion, determine whether or not the parties will litigate or defend such action or proceeding. Buyer is not required to litigate or defend any such action or proceeding.

(b)

Each party shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of the transactions contemplated by this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority to the extent reasonably practicable and permitted by Law. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated by this Agreement and the Ancillary Agreements unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act. Subject to the Confidentiality Agreement, the parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

(c)	Without limiting the foregoing, Buyer and Sellers shall cooperate and shall cause their Affiliates to cooperate using their respective commercially reasonable efforts to transfer, obtain, or to cause to be transferred or obtained, prior to the Closing or as soon as practicable thereafter, any Permits issued or required under Environmental Law and necessary for any Acquired Entity to own or operate the Business or the assets and properties of the Acquired Entities.

5.5 EXPENSES.

Whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except as otherwise stated herein or therein; provided, that (a) Transfer Taxes (if any) shall be borne as provided in Section 6.5, and (b) if and when Buyer, the Acquired Entities (following the Closing or, at the request of Buyer, prior to the Closing), or its or their lender obtains a binder or owner’s title insurance policy, and/or lender’s title insurance policy based upon a preliminary report listed in the Disclosure Schedules, Buyer shall promptly reimburse Sellers for the cost, if any, to Sellers of such preliminary report.

5.6 PUBLIC DISCLOSURES.

Sellers and Buyer agree that the initial press release or releases to be issued with respect to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be mutually agreed upon prior to the issuance thereof. Thereafter, prior to the Closing, Sellers and Buyer each shall keep confidential, and shall cause its Representatives to keep confidential all information regarding this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby not included in such initial press release or releases, except for such additional disclosure as is (a) required to obtain necessary actions, waivers, consents, and approvals from Governmental Authorities and third parties, (b) required by applicable Law, court process, rule or regulation of the SEC or by obligations pursuant to a listing agreement with a national securities exchange or (c) customary in an offering memorandum, prospectus, prospectus supplement or similar offering document with respect to a bank financing or capital markets transaction of Buyer. From the date hereof to the date that is sixty (60) days following the Closing Date, Sellers, and their respective Affiliates, on one hand, and Buyer, on the other, will consult with each other to the extent practicable before issuing or submitting, and, to the extent practicable, will provide each other the opportunity to review and comment upon, any press release, other public statement, or filing, notice, or request with a Governmental Authority with respect to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, and shall not issue any such press release or make any such public statement, filing, notice, or request prior to such consultation, except as may be required by applicable Law, court process, rule or regulation of the SEC or by obligations pursuant to a listing agreement with a national securities exchange. The parties’ obligations under this Section 5.6 shall survive the termination of this Agreement if this Agreement is terminated prior to the Closing.

5.7 EMPLOYEE MATTERS.

(a)	At or before 11:59 p.m. Pacific Time on the day before the Closing Date, Sellers shall cause the Acquired Entities to terminate all Excluded Employees. Sellers shall assume and discharge all liabilities to all Excluded Employees, including cashing out any accrued wages, including vacation, and satisfying all severance obligations to such Excluded Employees.

(b)	Buyer shall, or shall cause the Acquired Entities to, assume, maintain and honor, for those Business Employees who remain employed by an Acquired Entity immediately after the Closing or are employed by an Acquired Entity or other Buyer Affiliate within thirty (30) days following the Closing Date (collectively, the “Continuing Employees”), the obligations for payment of severance under Buyer’s severance policy and, for not less than twelve (12) months following the Closing Date, shall provide to all such persons, for so long during such 12-month period as they remain employees of an Acquired Entity or other Buyer Affiliate, base compensation and employee benefits at levels no less favorable in the aggregate with respect to any Continuing Employee to those in effect prior to the Closing Date, and bonus opportunities at levels at least consistent with bonus opportunities offered to similarly situated employees of Buyer.

(c)	Notwithstanding any other provision of this Agreement, Sellers shall assume and discharge all obligations and liabilities of the Acquired Entities under the employment agreements of any Business Employees who are not Continuing Employees.

(d)	Effective as of the Closing Date, Sellers shall cause the termination of the active participation of any Continuing Employees and his or her beneficiaries in each Sellers’ Benefit Plan. For purposes of clarity, from and after the Closing Date, Sellers shall assume the sponsorship of, and all liabilities in connection with, Sellers’ Benefits Plans, and neither Buyer nor any of its Affiliates (including the Acquired Entities following the Closing) shall have any liability or responsibility of any kind with respect to or in connection with the Sellers’ Benefit Plans or to any Participants in connection with the Sellers’ Benefit Plans.

(e)	On and after the Closing Date, Sellers shall comply with the continuation coverage requirements of Section 601, et seq. of the Employee Retirement Income Security Act of 1974 (“COBRA”) with respect to each Sellers’ Benefit Plan that is subject to COBRA.

(f)

Effective on the Closing Date, Buyer, an Acquired Entity or a designated ERISA Affiliate of such party shall cause each Continuing Employee or covered beneficiary thereof to be eligible for participation in each employee benefit plan or arrangement maintained by Buyer for the benefit of the Continuing Employees, consistent with Buyer’s obligations in Section 5.7(b). In determining eligibility for participation and vesting in any employee benefit plan or arrangement of Buyer, to the fullest extent permitted by the Code, periods of service with the Acquired Entity or any Affiliates prior to the Closing Date shall be counted, except with respect to defined benefit plans, equity compensation plans or to the extent such recognition would result in any duplication of benefits. For purposes of clarity, other than as set forth in Section 5.7, from and after the Closing Date, neither Sellers nor any of their Affiliates after the Closing Date shall have any liability or responsibility of any kind with respect to or in connection with any employee benefit plan or arrangement established by Buyer for the benefit of the Continuing Employees after the Closing Date.

(g)	Except as provided in Section 5.7(b), Sellers shall indemnify and hold harmless Buyer and the Acquired Entities and each of them from any and all liability, cost and expense, including without limitation reasonable attorneys’ fees, payment of benefits, taxes and penalties in respect to each of the Sellers’ Benefit Plans, whether or not that liability, cost or expense was incurred before or after the Closing Date. Nothing contained herein shall be construed as requiring, and the Sellers shall not (and shall cause the Acquired Entities not to) take any action that would have the effect of requiring, Buyer to continue any specific employee benefit plans and arrangements or to continue the employment or services of any specific person.

(h)	Promptly following the execution of this Agreement, if applicable, Sellers will take all necessary actions (including obtaining any required waivers or consents from Disqualified Individuals) to submit for approval by the members of the Sellers, in a manner that satisfies Section 280G(b)(5) of the Code and the final Treasury Regulations issued thereunder, the right of each Disqualified Individual to receive or retain, as applicable, that portion of any payments and benefits that, together with any other payments and benefits the Disqualified Individual may become entitled to receive that may be considered “parachute payments” under Section 280G(b)(2) of the Code (“Section 280G Payments”), exceeds 299% of such Disqualified Individual’s “base amount” (as defined in Section 280G(b)(3) of the Code) such that the deduction of such Section 280G Payments will not be limited by the application of Section 280G(a) of the Code and the final Treasury Regulations issued thereunder. In the absence of such approval, no Section 280G Payments shall be made that would cause the deduction for such Section 280G Payments to be limited by the application of Section 280G(a) of the Code.

(i)	This Section 5.7 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.7, express or implied, is intended to confer upon any other Person (including, for the avoidance of doubt, any Participant) rights or remedies of any nature whatsoever under or by reason of this Section or is intended to be, shall constitute or be construed as an amendment to or modification of any employee benefit plan, program, policy, agreement or arrangement of Buyer and Sellers.

5.8 MAINTENANCE OF RECORDS; PERSONNEL.

For a period of four (4) years following the Closing Date (or such longer period as may be required by any Governmental Authority or as a result of any pending or threatened Action or Tax audit):

(a)	(i) Buyer shall not, and shall not permit the Acquired Entities or any of its Subsidiaries to, dispose of or destroy any of the material books, records, or files of the Acquired Entities that exist on the Closing (the “Business Documents”) without first giving Sellers not less than thirty (30) days’ prior written notice, which notice shall specify in reasonable detail the Business Documents proposed to be disposed of or destroyed; provided that Buyer and its Affiliates may dispose of the Business Documents without prior notice to Sellers by virtue of a sale of stock or the assets of, or a merger or consolidation involving, Buyer or any of its Affiliates if either (A) the transferee thereof agrees to comply with Section 5.8(a) and (b) hereof with respect to the Business Documents that consist of Tax records for the remainder of such four (4) year period (or such longer period as may be required by any Governmental Authority or as a result of any pending or threatened Action) or (B) Buyer or such transferee transfers the Business Documents that consist of Tax records to Sellers upon consummation of such transaction. Sellers shall have the right, at its option and expense, upon written specification to Buyer within such thirty (30) day period of the Business Documents desired to be retained by Sellers, to copy or take possession of all or a portion of such Business Documents within such thirty (30) day period.

(b)	Buyer shall, and shall cause the Acquired Entities to, allow Sellers and their agents reasonable access to the Business Documents for any reasonable business purpose during normal business hours and upon reasonable notice at the Acquired Entities’ principal place of business or the location where the Business Documents are stored, and Sellers shall have the right, at their own expense, to make copies of Business Documents; provided, that any such access and copying shall be undertaken in a manner so as not to interfere unreasonably with the normal conduct of the Acquired Entities’ business or operations; provided further, that Buyer shall not be required to disclose to Sellers any information if Sellers or any of their Affiliates, on the one hand, and Buyer or any of its Affiliates (including the Acquired Entities following the Closing), on the other, are adverse parties in a litigation and such information is reasonably pertinent thereto.

(c)	Buyer shall, and shall cause the Acquired Entities to, make available to Sellers and their agents, upon written request with reasonable notice and at the locations where such persons are employed by Buyer or an Acquired Entity, (i) personnel of Buyer or an Acquired Entity to assist Sellers in locating and obtaining Business Documents and (ii) personnel of Buyer or an Acquired Entity who prior to the Closing Date were employed by Sellers or their Affiliates and were involved in the preparation for, or undertaking of litigation, administrative proceedings, Returns, Tax audits, or other similar matters in which any Seller is an interested party after the Closing Date; provided, that any such access and availability shall be undertaken in a manner so as not to interfere unreasonably with such person’s duties.

(d)	Sellers will hold, and will cause their Representatives and Related Parties to hold in confidence, unless required to disclose by judicial or administrative process or by other requirements of applicable Law, all confidential documents and information concerning Buyer, the Business, and the Acquired Entities, including any confidential documents and information provided pursuant to this Section 5.8.

5.9 PAYMENTS RELATING TO COMMERCIAL BUSINESS OR EXCLUDED ASSETS.

To the extent that, after the Closing, Buyer or any of its Affiliates (including the Acquired Entities), on the one hand, or Seller or any of its Affiliates, on the other (i) receives any payments or other recoveries to which the other party is entitled (including payments or other recoveries received by Buyer or any of its Affiliates (including the Acquired Entities) related to the Commercial Business or Excluded Assets), or (ii) makes any payment to a third party on behalf of the other party (including payments made by Buyer or any of its Affiliates (including the Acquired Entities) related to the Excluded Liabilities), the other party shall promptly deliver such amounts, or reimburse, Seller or Buyer or their respective designees.

5.10 TRANSACTION ESCROW; PAYOFF LETTERS.

Promptly following execution of this Agreement, Buyer and Sellers shall enter into a mutually acceptable agreement with Escrow Agent for the Transaction Escrow, pursuant to which Escrow Agent agrees to perform the duties described in this Agreement. Sellers shall deliver the Payoff Letters to Buyer not less than five (5) Business Days prior to the Closing Date. If any of the provisions of any escrow agreement with Escrow Agent conflict with the provisions of this Agreement, this Agreement shall govern and control.

5.11 FURTHER DOCUMENTATION.

Sellers and Buyer will cooperate in good faith to negotiate the Transition Service Schedules (as defined in the Transition Services Agreement) and, as reasonably required or desirable to transition the Business to Buyer prior to the Closing.

5.12 RESIGNATIONS.

Seller shall cause to be delivered to Buyer at the Closing, duly signed resignations, effective upon the Closing, of all officers or managers of the Acquired Entities that are not Continuing Employees, or shall take such other action as may be necessary to cause such persons to cease being officers or managers of the Acquired Entities effective upon the Closing.

5.13 COOPERATION WITH TITLE INSURANCE.

Sellers agree to cooperate with Buyer in obtaining such title insurance as Buyer or any Financing source of Buyer may reasonably require, provided that Buyer shall be solely responsible for any and all premiums for any such title policies and/or endorsements. Without limiting the foregoing, Seller agrees to provide and deliver such customary title company owner’s affidavits, indemnities (including “gap,”

non-imputation, and mechanics liens) and other documents and instruments as may be reasonably required by any title insurance company selected by Buyer or any Financing source to issue any title policies and/or endorsements in connection therewith.

5.14 COOPERATION WITH FINANCING.

Prior to the Closing, Sellers shall, and shall cause their Affiliates to, use commercially reasonable efforts to provide, in connection with the arrangements by Buyer or any Affiliate of Buyer of financing (whether through issuance of debt or equity securities or other financing ) (collectively, “Financing”), all commercially reasonable cooperation requested by Buyer that is customary in connection with the arrangement of Financing for transactions that are substantially similar to the Transaction; provided that (1) Buyer shall pay Sellers’ out-of-pocket costs incurred in providing such assistance; and (2) such requested cooperation does not reasonably interfere with the ongoing operations of Sellers or the Acquired Entities.

5.15 INTERIM FINANCIAL STATEMENTS; COOPERATION WITH AUDITS.

(a) Sellers shall amend Sellers Disclosure Schedule, on or before July 25, 2014, to include the unaudited combined balance sheet of the Residential Business, including the Acquired Entities, as of March 31, 2013 and March 31, 2014, and the related unaudited combined statements of operations, members’ equity (deficit), and cash flows of the Residential Business, for the three (3) month periods ending on March 31, 2013 and March 31, 2014 (collectively, the “Unaudited Quarterly Financials”), which, subject to the absence of normal year-end audit adjustments and footnotes, present fairly, in all material respects, the financial position and results of operations presented therein as of the dates of, and for the periods referred to in, such financial statements in conformity with GAAP applied on a consistent basis throughout the periods covered thereby; provided, however, that if the Closing does not occur on or before August 15, 2014 and neither Buyer nor Sellers have terminated the Agreement pursuant to Article IX, then Sellers shall amend, on or before September 1, 2014, Sellers Disclosure Schedule to also include the Unaudited Quarterly Financials as of, and for the six (6) month periods ending on, June 30, 2013 and June 30, 2014.

(b) Without limiting Section 5.14 above, prior to and following Closing, Buyer may, at its sole cost and expense, engage KPMG LLP or another accounting firm selected by Buyer (the “Auditors”) to perform audits and/or review of the financial statements of Sellers and the Acquired Entities and the Residential Business, which audits may include all disclosures required by GAAP and SEC regulations, specifically in accordance with Section 3.05 and Article 11 of Regulation S-X and all related rules and regulations thereof. Sellers shall, and prior to the Closing shall cause the Acquired Entities, to cooperate with Buyer and the Auditors in connection with the performance of such audits and/or reviews, including (a) using their commercially reasonable efforts to provide such financial and other pertinent information within Sellers’ knowledge or possession regarding the Acquired Entities and the Residential Business as may be reasonably requested by the Auditors connection therewith and to facilitate any Financing as provided in Section 5.14 above, including such financial statements and other information as is necessary for the Auditors in all events to complete the 2012 Audit and the Unaudited Quarterly

Financials, and (b) using their commercially reasonable efforts to cause Sellers’ independent accountants (if different than the Auditors) to provide assistance to the Auditors in connection with the foregoing (including providing consent to Buyer to use any of Sellers’ audit reports in marketing materials relating to any Financing and issuing customary “comfort letters”). Sellers further agree that any information provided by Sellers pursuant to this Section 5.15 may be delivered to lenders, underwriters, initial purchasers or placement agents or included in any in offering documents with respect to any borrowing or securities offering by Buyer or any Affiliate of Buyer (including in any Financing described in Section 5.14 above). The provisions of this Section 5.15 shall survive the Closing until the first (1st) anniversary thereof.

5.16 Non-Compete/Non-Solicitation.

(a) For a period of two (2) years after the Closing (the “Non-Competition Period”), each of Sellers and Jeffery D. Gow, Gary A. Young and Christopher Eadon, (collectively, “Beneficial Owners”), shall not, and shall cause each of its and their respective Affiliates (collectively, the “Seller Parties”), to not, directly or indirectly engage in (including as a stockholder, partner, member, manager, employee, consultant or other owner or participant in any person or entity that engages in), the development (including seeking entitlements to develop), construction or sale of single-family homes (including attached single-family homes) or single-family residential lots (collectively, a “Competing Activity”) within one hundred (100) miles of any Owned Real Property; provided, however, that the foregoing shall not prohibit the Seller Parties from (i) collectively owning up to an aggregate of 2% of the outstanding capital stock of any publicly traded company that engages in a Competing Activity so long as no Seller Party has any participation in management of such company and/or (ii) engaging in the development, construction, management and/or sale of real estate used for commercial purposes or for multi-family rental property. For the avoidance of doubt, a Competing Activity shall not include origination or purchase of loans or participations in loans secured by single-family homes or for sale housing, or real property intended for single-family homes or for sale housing, or the foreclosure, acquisition and resale of such real property.

(b) During the Non-Competition Period, each of Sellers and Beneficial Owners shall not, and shall cause each of the other Seller Parties under such specified person’s control to not, solicit, endeavor to entice away from Buyer or any of its Affiliates, or offer employment or a consulting or other position to, or otherwise interfere with the business relationship of Buyer or any of its Affiliates with, any of its or their employees, including any Continuing Employees; provided, however, that nothing contained herein shall restrict the placement of “help wanted” or similar advertising not directed specifically to such employees.

(c) Sellers and Beneficial Owners acknowledge that any breach or threatened breach of the provisions of this Section 5.16 by any Seller Parties will cause irreparable injury to Buyer for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach by Seller Parties, Buyer shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive relief, without necessity of posting a bond, restraining the Seller Parties who are allegedly committing, or threatening to commit such breach from committing such breach or threatened breach. The right provided under this Section 5.16 shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer. Sellers and Beneficial Owners further acknowledge and agree that the provisions of this Section 5.16 are made as a material inducement to Buyer to consummate the transactions contemplated by this Agreement, which transactions are of substantial benefit to Sellers and Beneficial Owners, and that such provisions are reasonable in geographic scope, duration, activity and subject.

Article VI.

TAX MATTERS

6.1 TAX TREATMENT.

Sellers and Buyer agree (a) that the sale of the Membership Interests in the Acquired Entities shall be treated, for federal and state income tax purposes, (i) in the case of any Acquired Entity that is a disregarded entity for such tax purposes, as a sale by Sellers and a purchase by Buyer of all of the assets of the Acquired Entity, or (ii) in the case of any Acquired Entity that is a Tax Partnership for such tax purposes, as a sale by Sellers of their Membership Interests in the Acquired Entity and a purchase by Buyer of all of the assets of the Acquired Entity (as set forth in Situation 2 of IRS Revenue Ruling 99-6, 1999-1 CB 432), (b) to report the sale for federal and state income tax purposes in all respects consistently with such treatment and with the provisions of Section 2.4, and (c) not to take a position inconsistent with the treatment described in clause (a) and (b) of this paragraph in any Return or any Tax-related Action, unless required by a final determination (as defined in Section 1313(a) of the Code) or unless the other party consents thereto, which consent shall not be unreasonably withheld, conditioned or delayed.

6.2 COOPERATION ON TAX MATTERS.

The parties shall reasonably cooperate, and shall cause their respective Affiliates and their respective directors, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Returns and in resolving all Actions relating to Taxes (“Tax-related Actions”), including maintaining and making available to each other all records reasonably necessary in connection with Taxes of the Acquired Entities and any Taxes relating to the Acquired Assets and the assets or liabilities of the Acquired Entities (including the Excluded Assets and Excluded Liabilities). Notwithstanding anything to the contrary in this Agreement, Buyer and its Affiliates (including, after the Closing, the Acquired Entities) or Sellers and their Affiliates, as applicable, shall retain in their possession, and each party shall provide the other party access to (including the right to make copies of), such supporting books and records and any other materials that the other party may reasonably request with respect to matters relating to Taxes, shall promptly furnish to the other party copies of all correspondence received from any Governmental Authority in connection with any Tax-related Action, and shall execute or cause to be executed powers of attorney or other necessary documents in order for the applicable party to exercise control over any Tax-related Action pursuant to Section 6.3. Each party shall, and shall cause their Affiliates (which, in the case of Buyer, shall include the Acquired Entities after the Closing) to, respond promptly, and in any event no later than thirty (30) days after the receipt of a request from the other party for Tax-related information (including requests for information relating to an information document request or similar request by any Governmental Authority) pertaining to the Acquired Entities or the Acquired Assets for any matters relating to Taxes.

6.3 CONTROL OVER TAX-RELATED ACTIONS.

Notwithstanding anything to the contrary in this Agreement, Sellers shall control all Tax-related Actions that are related solely to Taxes required to be shown on Returns described in Section 6.4(a), but Buyer shall have the right to participate in (but not control) any such Tax-related Actions controlled by Sellers, at Buyer’s own expense, and Sellers shall not settle such Tax-related Actions without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. Buyer shall control all Tax-related Actions that are related solely to Taxes required to be shown on Returns described in Section 6.4(b), but Sellers shall have the right to participate in (but not control) any such Tax-related Actions controlled by Buyer at Sellers’ own expense if such Tax-related Action would reasonably be expected to adversely affect Sellers, and Buyer shall not settle such Tax-related Actions without the consent of Sellers, which consent shall not be unreasonably withheld or delayed, if such settlement would reasonably be expected to adversely affect Sellers.

6.4 RETURNS OF ACQUIRED ENTITIES AND WITH RESPECT TO ACQUIRED ASSETS.

(a)	Sellers shall prepare and file (or cause to be prepared and filed) (i) all Returns of the Acquired Entities or with respect to the Acquired Assets for Non-Income Taxes that are due on or prior to the Closing Date and (ii) all Returns of the Acquired Entities for Income Taxes with respect to taxable periods that end on or before the Closing Date, if any, and shall timely remit (or cause to be timely remitted) the Taxes shown thereon as due to the applicable Governmental Authority. Each such Return shall be prepared in a manner consistent with past custom and practice except where otherwise required by Law. It is understood that, for Income Tax purposes, tax items of the Acquired Entities attributable to the period on or prior to the Closing Date shall be included in Sellers’ Income Tax Returns and that the taxable period for all of the Acquired Entities treated as partnerships shall end on or before the Closing Date. Sellers shall provide Buyer with a copy of any Return described in this Section 6.4(a) at least thirty (30) days prior to the date on which such Return is due (or if such Return is due within thirty-five (35) days after the Closing Date, then as soon as reasonably practicable prior to the filing thereof). Sellers shall consider all comments on any such Return described in the immediately preceding sentence made by Buyer in good faith within fifteen (15) days after receipt thereof (or if such Return is due within thirty-five (35) days after the Closing Date, then within five (5) days after receipt thereof), and shall thereafter execute and timely file (or cause to be executed and filed) such Return and timely remit the Taxes shown as due thereon (to the applicable Governmental Authority. Notwithstanding the foregoing but without limitation on other rights of Buyer, copies of Returns that are due within fewer than seven (7) days of the determination of the date of the underlying Tax (e.g., payroll Tax deposit-related forms) shall not be required to be provided to Buyer in advance of filing.

(b)	Buyer shall prepare and file (or cause to be prepared and filed) all Returns of the Acquired Entities or with respect to the Acquired Assets for Non-Income Taxes that are due after the Closing Date (subject to any indemnity right under Article VIII) with the applicable Governmental Authority. With respect to any Return described in this Section 6.4(b) that could result in a liability of Sellers for a Tax, each such Return shall be prepared in a manner consistent with past custom and practice except where otherwise required by Law and Buyer shall provide Sellers with a copy of such Return at least thirty (30) days prior to the date on which such Return is due (or if such Return is due within thirty-five (35) days after the Closing Date, then as soon as reasonably practicable prior to the filing thereof). Buyer shall consider all comments on any such Return described in the immediately preceding sentence made by Sellers in good faith within fifteen (15) days after receipt thereof (or if such Return is due within thirty-five (35) days after the Closing Date, then within five (5) days after receipt thereof), and shall thereafter execute and timely file (or cause to be executed and filed) such Return and timely remit the Taxes shown as due thereon (subject to any indemnity right under Article VIII) to the applicable Governmental Authority. Notwithstanding the foregoing but without limitation on other rights of Sellers, copies of Returns that are due within fewer than seven (7) days of the determination of the date of the underlying Tax (e.g., payroll Tax deposit-related forms) shall not be required to be provided to Sellers in advance of filing.

(c)	Other than in connection with a Tax-related Action resolved in accordance with this Agreement, Buyer shall not and shall not permit any of the Acquired Entities to amend any Return described in Sections 6.4(a) or, with respect to any Return an amendment of which reasonably could be expected to be adverse to Sellers, Section 6.4(b), except with the written consent of Sellers, which written consent of Sellers shall not be unreasonably withheld. Other than in connection with a Tax-related Action resolved in accordance with this Agreement, Sellers shall not amend any Return described in Section 6.4(a), except with the written consent of Buyer, which consent shall not be unreasonably withheld, provided that Seller may amend any income tax Return described in Section 6.4(a), if Sellers shall solely bear all of the income Tax consequences thereof.

6.5 TRANSFER TAXES.

Transfer Taxes resulting from the transactions contemplated by this Agreement shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Sellers. Escrow Agent shall file or cause to be filed within 30 days of Closing all necessary Returns, Excise Tax Affidavits and other documentation with respect to all such Transfer Taxes.

6.6 STRADDLE PERIOD.

In any case under this Agreement involving a Straddle Period: (i) any real, personal and intangible property Taxes and other Taxes for the Pre-Closing Tax Period not based on operating results such as payroll, sales or other items of income or expense (or a combination thereof) shall equal the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period, and the remaining amount of such Taxes shall be for the Post-Closing Tax Period; provided, that any increase in such Taxes that arises as a result of or in connection with the Transaction (including any increase in property Taxes resulting from a change of ownership of properties owned by the Acquired Entities) shall be attributed solely to the Post-Closing Tax Period, and (ii) all other Taxes for the Pre-Closing Tax Period shall be determined as if the taxable period of the taxpayer ended as of the close of business on the Closing Date.

6.7 REFUNDS.

To the extent any Tax is refunded (in cash or by way of a credit of Taxes in lieu of refund) to Sellers or their Affiliates or to Buyer or its Affiliates (including the Acquired Entities following the Closing) after the Closing Date, such refund shall be paid to Sellers or Buyer, respectively, based on whether Sellers, on one hand, or Buyer and its Affiliates (including the Acquired Entities), on the other hand, would be liable for such Tax under this Agreement if instead of being refunded it actually became due (provided that any refunds of Taxes reflected as a liability on the Closing Date Balance Sheet and taken into account in determining the Final Purchase Price shall be for the account of Sellers). Such amounts shall be paid to the party entitled thereto within thirty (30) days following receipt (or, in the case of a credit, following the end of the year in which such credit arises). Any refund of Taxes in respect of the Acquired Entities that is attributable to a Straddle Period shall be equitably apportioned between Buyer and Sellers in a manner consistent with the principles of Section 6.6 and this Section 6.7. By way of example and not limitation, if an Excluded Tax is refunded, Sellers shall be entitled to such refund. If any portion of any refund is subsequently disallowed, then amounts previously paid hereunder in respect thereof shall be promptly reimbursed to the paying party. Buyer shall cooperate, and shall cause each of the Acquired Entities to cooperate, with commercially reasonable requests by Sellers to pursue refunds of Taxes to which Sellers would be entitled under this Section 6.7 provided that, prior to pursuing any such refund, Sellers has agreed to reimburse Buyer and the Acquired Entities for any Taxes resulting from the receipt of such refunds (and any Taxes thereon, net of the Tax benefit of paying such refund to Sellers) and to reimburse Buyer for third-party out of pocket costs incurred to pursue such refund.

Article VII.

CONDITIONS TO CLOSING

7.1 CONDITIONS TO EACH PARTY’S OBLIGATIONS.

The respective obligations of Sellers and Buyer to consummate the Transaction are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions

(a)	No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transaction shall be in effect; provided, that the parties hereto shall use all commercially reasonable efforts to have any such injunction, order, restraint or prohibition vacated.

(b)	Consents. All licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Authority and third parties as are necessary in connection with the Transaction shall have been obtained, except such licenses, permits, consents, approvals, authorizations, qualifications and orders which, individually or in the aggregate, (i) are not material to Sellers, or (ii) as to Buyer, would not reasonably be expected to have a Material Adverse Effect if not obtained as of the Closing Date

(c)	HSR Act. The waiting period (and any extension thereof) applicable to the Transaction under the HSR Act shall have been terminated or shall have expired.

7.2 CONDITIONS TO OBLIGATION OF BUYER.

The obligation of Buyer to consummate the Transaction is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)	Representations and Warranties. (i) The representations and warranties of Sellers set forth in Sections 3.1 and 3.2 of this Agreement shall be true and correct, and (ii) all other representations and warranties of Sellers in this Agreement (without giving effect to any materiality or Material Adverse Effect or similar qualifications contained in such representations and warranties) shall be true and correct, except, in the case of this clause (ii), for breaches or inaccuracies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date. Buyer shall have received a certificate signed on behalf of Sellers by a manager of Sellers to such effect.

(b)	Performance of Obligations of Sellers. Sellers shall have performed and shall have caused the Acquired Entities to have performed the obligations required to be performed by it or them under this Agreement on or prior to the Closing Date in all material respects, and Buyer shall have received a certificate signed on behalf of Sellers by a manager of Sellers to such effect.

(c)	Audit. The Auditors, at Buyer’s sole cost and expense, shall have completed an audit of the financial statements for the Residential Business, including the Acquired Entities, for the calendar year ending December 31, 2012 (“2012 Audit”), (i) on or before July 25, 2014 for purposes of Section 2.2(a)(i); or (i) on or before September 1, 2014 for purposes of Section 2.2(a)(ii).

7.3 CONDITIONS TO OBLIGATION OF SELLERS.

The obligation of Sellers to consummate the Transaction is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)

Representations and Warranties. (i) The representations and warranties of Buyer set forth in Sections 4.1, 4.2 and 4.5 of this Agreement shall be true and correct, and (ii) all other representations and warranties of Buyer in this Agreement (without giving effect to any materiality or Material Adverse Effect or similar qualifications contained in such representations and warranties) shall be true and correct, except, in the case of this clause (ii), for breaches or inaccuracies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date. Sellers shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to such effect.

(b)	Performance of Obligations of Buyer. Buyer shall have performed the obligations required to be performed by it under this Agreement on or prior to the Closing Date in all material respects, and Sellers shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to such effect:

Article VIII.

INDEMNIFICATION

8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

Solely for purposes of Sections 8.2 and 8.3:

(a)	the representations and warranties contained in Article III and Article IV, other than the representations and warranties made by (i) Sellers in Section 3.1, Section 3.2, Section 3.11 and Section 3.17 (the “Sellers Core Representations”) and (ii) Buyer in Section 4.1, Section 4.2, Section 4.4 and Section 4.5 (the “Buyer Core Representations”), shall survive the Closing until the first anniversary of the Closing Date; provided, that the representations and warranties contained in Section 3.8, insofar as they refer to title to or Liens upon Owned Real Property, shall not survive the Closing (it being understood that this proviso shall not limit the survival of any other representation or warranty herein or any claim with respect to a breach thereof arising out of or related to title to or Liens upon Owned Real Property, including with respect to Section 3.4);

(b)	the Buyer Core Representations, the Sellers Core Representations and the covenants and other agreements contained in this Agreement (other than those agreements specified in clause (c) below) will survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations; and

(c)	indemnification rights with respect to Excluded Liabilities and Excluded Taxes will survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations (each such expiration date, respectively, an “Expiration Date”).

provided, that if written notice of a claim has been given in accordance with Section 8.5 prior to the applicable Expiration Date, then such representation, warranty, covenant, agreement or obligation to indemnify with respect to an Excluded Tax or an Excluded Liability, as applicable, shall survive as to such claim until such claim has been finally resolved. Neither the period of survival nor the liability of either party hereto with respect to its representations and warranties shall be reduced by any investigation made or knowledge acquired by the other party except with respect to information set forth on the Disclosure Schedules.

8.2 INDEMNIFICATION BY SELLERS.

Sellers shall indemnify and hold harmless Buyer and its Affiliates (including the Acquired Entities after the Closing) and their respective officers, directors, direct and indirect shareholders, employees, agents, successors and assigns against any losses, liabilities, damages, claims, costs, expenses, interest, penalties, Taxes, awards, and judgments, including reasonable attorneys’ fees and expenses and costs of investigation, but excluding punitive damages, damages that are not the reasonably foreseeable consequence of the relevant breach and damage to reputation (other than such damages payable to a third party as a result of a Third Party Claim indemnifiable hereunder or that arise or result from fraud, intentional misrepresentation or intentional breach by the Indemnifying Party) (collectively, other than such excluded items, the “Losses” or “Loss”) actually suffered or incurred by any such indemnified party arising out of or resulting from (i) the breach of any representation and warranty made by Sellers in this Agreement or any certificate delivered hereunder (provided that all materiality, Material Adverse Effect or similar qualifications contained in such representations and warranties (other than with respect to Section 3.5) shall be disregarded for the purpose of calculating Losses (but not for the purpose of determining the occurrence of a breach) with respect thereto), (ii) the breach of any covenant or agreement by Sellers contained in this Agreement, (iii) any claims against any Acquired Entity by Sellers or any Affiliate of Sellers (other than the Acquired Entities), any Participant, or any lender or creditor of Sellers or such Affiliate of Sellers acting in its capacity as such lender or creditor, or (iv) any Excluded Liabilities or Excluded Taxes.

8.3 INDEMNIFICATION BY BUYER.

Buyer and, after the Closing, the Acquired Entities shall indemnify and hold harmless Sellers and their Affiliates (excluding the Acquired Entities after the Closing) and their respective members, managers, employees, agents, successors and assigns against any Losses actually suffered or incurred by any such indemnified party arising out of or resulting from (i) the breach of any representation and warranty made by Buyer in this Agreement or any certificate delivered hereunder (provided that all materiality, material adverse effect or similar qualifications contained in such representations and warranties shall be disregarded for the purpose of calculating Losses (but not for the purpose of determining the occurrence of a breach) with respect thereto), (ii) the breach of any covenant or agreement by Buyer contained in this Agreement, (iii) any obligations or liabilities of any kind or nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued and whether arising before, on or after the Closing Date, of the Acquired Entities, except, solely with respect to clause (iii), to the extent that such obligations or liabilities are Excluded Liabilities, Excluded Taxes or are otherwise indemnifiable by Sellers pursuant to Section 8.2.

8.4 LIMITS ON INDEMNIFICATION.

Notwithstanding anything to the contrary herein (other than the proviso ending this Section 8.4):

(a)	the maximum amount payable by an Indemnifying Party for Losses solely pursuant to Section 8.2(i) or Section 8.3(i) shall not exceed an aggregate amount equal to seven percent (7%) of the Purchase Price (the “Cap”); provided, that the foregoing Cap shall not apply to Losses arising out of or relating to the inaccuracy or breach of any Sellers Core Representation or Buyer Core Representation.

(b)	no amount shall be payable pursuant to Section 8.2(i) unless and until the aggregate amount of Losses indemnifiable thereunder exceeds an amount equal to one-half percent (0.5%) of the Purchase Price (the “Deductible”), in which event Sellers shall be liable for the amount (if any) in excess of the Deductible, and no amount shall be payable pursuant to Section 8.3(i) unless and until the aggregate amount of Losses indemnifiable thereunder exceeds the Deductible, in which event Buyer shall be liable for the amount (if any) in excess of the Deductible; provided, that the limitations set forth in this Section 8.4(b) shall not apply to any Losses arising out of or relating to the inaccuracy or breach of any Sellers Core Representation or Buyer Core Representation;

(c)	Sellers shall not be liable for any Excluded Taxes arising on the Closing Date as a result of actions taken outside of the ordinary course of business, or inconsistent with past practices, of the Acquired Entities, by or at the request of Buyer or its Affiliates;

(d)	Sellers shall not be obligated to indemnify Buyer with respect to any Loss to the extent that such Loss was reflected as an Assumed Liability in the computation of the Closing Date Balance Sheet; and

(e)	no amount shall be payable pursuant to Section 8.2(i) or (ii) or Section 8.3(i) or (ii) if indemnification therefor is disallowed pursuant to Section 5.3(c);

provided, that none of the limitations set forth in this Section 8.4 shall apply in the event of fraud, intentional misrepresentation or intentional breach by any Indemnifying Party.

8.5 PROCEDURES.

(a)	Any party seeking indemnification under this Article VIII (an “Indemnified Party”) shall give each party from whom indemnification is being sought (each, an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within ninety (90) days of such determination, stating the amount of the Losses, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed; provided, that the failure timely to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure.

(b)	The obligations of an Indemnifying Party under this Article VIII with respect to Losses arising from the claim of any third party which are subject to the indemnification provided for in this

Article VIII (a “Third Party Claim”) shall be governed by the following additional terms and conditions: If an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within fifteen (15) days of the receipt by the Indemnified Party of such notice; provided, that the failure timely to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in full against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice who is reasonably acceptable to the Indemnified Party if the Indemnifying Party gives notice of its intention to do so to the Indemnified Party within ten (10) Business Days of the receipt of such notice from the Indemnified Party; provided, that (i) if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, or the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages, or (ii) if the Third Party Claim is made by a governmental agency (other than any Tax authority), then the Indemnified Party shall be entitled to retain its own counsel (which, in the case of clause (i), shall be reasonably satisfactory to the Indemnifying Party, but, in the case of clause (ii), shall be chosen in the Indemnified Party’s sole discretion) at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake such defense against a Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses and pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s reasonable control as the Indemnifying Party may reasonably require. Similarly, in the event that the Indemnified Party is conducting the defense against a Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s reasonable control as the Indemnified Party may reasonably require.

(c)

Without the written consent of the Indemnified Party, the Indemnifying Party shall not settle or compromise any Third Party Claim or consent to the entry of any judgment where such settlement, compromise or entry of judgment could reasonably be expected to have an adverse effect on the Indemnified Party (taking into account the Indemnified Party’s rights under this Article VIII) or that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim without the acknowledgement of any culpability or fault. Without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, the Indemnified Party conducting the defense against a Third Party

Claim shall not settle or compromise any Third Party Claim or consent to the entry of any judgment; provided, that the Indemnified Party may enter into such a settlement, compromise or consent if (i) such settlement, compromise or judgment does not, and would not reasonably be expected to, impose or increase any separate liability of or obligation on the Indemnifying Party, (ii) includes as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnifying Party of a written release from all liability in respect of such Third Party Claim (other than with respect to the Indemnifying Party’s indemnification obligations hereunder), and (iii) either (x) the Indemnified Party is reasonably expected to be liable for Losses materially in excess of amounts reasonably expected to be received from the Indemnifying Party or (y) such settlement or compromise is in respect of a proceeding that seeks an injunction or equitable relief against the Indemnified Party.

(d)	Notwithstanding anything to the contrary, to the extent there is a conflict between this Section 8.5 and Section 6.3, Section 6.3 shall control.

8.6 EXCLUSIVE REMEDY AND ENVIRONMENTAL RELEASE.

Except to the extent that indemnification is provided for elsewhere in this Agreement, indemnification provided in this Article VIII, subject to the limitations set forth herein, shall be the exclusive monetary remedy available to an Indemnified Party after the Closing for any breach of a representation, warranty, covenant, or other agreement contained in this Agreement. Other than the right of the parties hereto to seek enforcement of any provision in this Agreement or any Ancillary Agreement or damages for any breach of this Agreement or any Ancillary Agreement (including any indemnification provided hereunder or thereunder), the parties hereto hereby agree that they release one another from any and all claims, demands, or causes of action with respect to any liability under any Environmental Law and specifically, but without limitation, the Comprehensive Environmental Response Compensation and Liability Act, 42 USC Section 9601 et. seq., with respect to the subject matter of this Agreement.

8.7 TAX TREATMENT OF INDEMNIFICATION PAYMENTS

Any indemnification payments made pursuant to this Article VIII shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their Returns to the extent permitted by Law.

Article IX.

TERMINATION

9.1 TERMINATION.

This Agreement may be terminated at any time prior to the Closing as follows:

(a)	by mutual written consent of Sellers and Buyer;

(b)	by either Sellers or Buyer if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transaction and such order, decree, ruling or other action shall have become final and non-appealable, provided that the party terminating this Agreement is not then in breach in any material respect of its obligations under this Agreement; or

(c)	by either Sellers or Buyer if the Transaction shall not have been consummated on or before the earlier of (i) August 16, 2014 if the conditions to Closing of Article VII, including specifically Section 7.2(c)(i), have been satisfied or (ii) if the conditions to Closing of Section 7.2(c)(i) was not timely satisfied, September 23, 2014 (the “Outside Date”) (other than due to such party’s failure to perform its material obligations under this Agreement and provided that the party terminating this Agreement is not then in breach in any material respect of its obligations under this Agreement); or

(d)	by Buyer, if Sellers shall have breached any of their representations and warranties in Article III sufficient to result in a Material Adverse Effect and such breach cannot be cured prior to the Closing, or if Sellers fail to perform in any material respect any of their obligations under this Agreement and such non-performance has not been or is incapable of being cured by Sellers within thirty (30) days after receipt of written notice thereof from Buyer; or

(e)	by Sellers, if Buyer shall have breached any of its representations and warranties in Article IV sufficient to prevent or materially impair the ability of Buyer to consummate the Transaction and such breach cannot be cured prior to the Closing, or if Buyer fails to perform in any material respect any of its obligations under this Agreement and such non-performance has not been or is incapable of being cured by Buyer within thirty (30) days after its receipt of written notice thereof from Sellers.

9.2 EFFECT OF TERMINATION.

In the event of termination of this Agreement by either Sellers or Buyer as provided in Section 9.1, then (a) all obligations of the parties pursuant to this Agreement shall terminate and have no effect, except for the provisions of Section 3.17 and Section 4.4 relating to broker’s fees and finder’s fees, Section 5.3(a) relating to confidentiality, Section 5.5 relating to fees and expenses, Section 5.6 relating to public announcements, this Section 9.2 and Article X of this Agreement, which provisions shall survive such termination; (b) if Buyer terminates pursuant to Sections 9.1(b) or (c), such termination by Buyer will not be effective until Buyer (or a third party on behalf of Buyer) has made payment to Sellers of a termination fee (the “Termination Fee”) in the amount equal to five percent (5%) of the Purchase Price; and (c) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its material breach of any provision of this Agreement and nothing shall limit or restrict the availability of specific performance or other injunctive or equitable relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder; provided, however, that if Buyer is entitled to terminate pursuant to either Sections 9.1(b) or (c) and pays to Seller the

Termination Fee, such Termination Fee shall be Seller’s sole and exclusive remedy and all obligations of the parties pursuant to this Agreement shall terminate and have no effect, except for the provisions of Section 3.17 and Section 4.4 relating to broker’s fees and finder’s fees, Section 5.3(a) relating to confidentiality, Section 5.5 relating to fees and expenses, Section 5.6 relating to public announcements, this Section 9.2 and Article X of this Agreement, which provisions shall survive such termination.

Article X.

GENERAL PROVISIONS

10.1 AMENDMENT; EXTENSION; MODIFICATION.

This Agreement may not be amended except by an instrument in writing signed on behalf of both of the parties or waived except by an instrument in writing signed by the party against whom enforcement is sought. Either party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party referring expressly to the provisions hereof being extended or waived. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless expressly provided.

10.2 NOTICES.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice::

(a)	if to Sellers, to:

PNW Home Builders, LLC

11624 SE 5th Street, Suite 200

Bellevue, WA 98005 Attn.: Jeffery D. Gow

Facsimile Number: (425)

with a copy (which shall not constitute notice) to:

Law Office of Mark R. Beatty

10900 N.E. 4th Street, Suite 1850

Bellevue, WA 98004

Facsimile Number: (425) 451-0714

and

(b)	if to Buyer, to:

c/o William Lyon Homes

4695 MacArthur Court, 8th Floor

Newport Beach, CA 92660

Facsimile Number: (949) 252-2544

Attn.: Matthew R. Zaist

c/o William Lyon Homes

4695 MacArthur Court, 8th Floor

Newport Beach, CA 92660

Facsimile Number: (949) 596-0882

Attn.: Jason R. Liljestrom

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive

20th Floor

Costa Mesa, CA 92626-1925

Facsimile Number: (714) 755-8290

Attn: David C. Meckler

10.3 INTERPRETATION.

A reference made in this Agreement to a Section, Exhibit or Schedule, shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever any reference is made to documents or other information made available in the Dataroom, such words shall mean that such documents or information were available to Buyer prior to and through the date that is two (2) calendar days prior to execution of this Agreement in the Dataroom. Each party was represented by legal counsel of its choosing in the negotiation and drafting of this Agreement. No provision of this Agreement or any instrument delivered pursuant to this Agreement shall be interpreted or construed against any party because such party or its legal Representatives prepared the initial or any subsequent draft of such provision.

10.4 ENTIRE AGREEMENT.

This Agreement, which includes all Exhibits and Schedules hereto, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. Nothing herein supersedes or impairs in any way the Confidentiality Agreement; provided, that the Confidentiality Agreement shall terminate upon the Closing.

10.5 NO THIRD PARTY BENEFICIARIES.

Except as provided in Sections 8.2 and 8.3, nothing in this Agreement, express or implied, is intended to or confers upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit, or remedy of any nature under or by reason of this Agreement.

10.6 GOVERNING LAW.

This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby will be governed by, and construed in accordance with, the internal laws of the State of Washington, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Washington.

10.7 JURISDICTION AND VENUE; SPECIFIC PERFORMANCE

(a)	Subject to Section 2.4, each of the parties submits to the exclusive jurisdiction of the Superior Court of King County, Washington in any Action arising under or relating to this Agreement, agrees that all claims in respect of the Action may be heard and determined in any such court and agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any Action so brought. Each party agrees that service of summons and complaint or any other process that might be served in any Action may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.7, however, shall affect the right of any party to serve legal process in any other manner permitted by Law. Each party agrees that a final, non-appealable judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

(b)	The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly, subject to Section 9.2, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Subject to Section 9.2, each of the parties hereby further waives any defense in any action for specific performance that a remedy at law would be adequate.

(c)	EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.8 ASSIGNMENT; SUCCESSORS.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by either of the parties without the prior written consent of the other party; provided, that Buyer may assign its rights under this Agreement to a partnership, corporation, or limited liability company (or other entity reasonably acceptable to Seller) of which Buyer is a partner, shareholder, member or other equity participant, provided that no such assignment shall release Buyer from any of its obligations or liabilities under this Agreement except to the extent expressly agreed in writing by Sellers. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

10.9 SEVERABILITY.

Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic and legal substance of the transactions contemplated hereby are not affected in a manner materially adverse to either party hereto.

10.10 COUNTERPARTS.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

10.11 FACSIMILE SIGNATURE.

This Agreement may be executed by facsimile or other electronic image scan signature and a facsimile or other electronic image scan signature will constitute an original for all purposes.

10.12 TIME OF ESSENCE.

Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

10.13 NO PRESUMPTION AGAINST DRAFTING PARTY.

Each of Buyer and Sellers acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

10.14 Joint and Several.

Each Seller entity hereunder shall be jointly and severally liable for all obligations of Seller hereunder.

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[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

IN WITNESS WHEREOF, Buyer and Sellers have caused this Agreement to be executed and delivered as of the date first written above by their respective officers or managers thereunto duly authorized.

PNW HOME BUILDERS, L.L.C.,

	By:	PNW HOME BUILDERS GROUP, INC.,
a Washington corporation
	Its:	Manager

By:	/s/ Jeffery D. Gow

Name:	Jeffery D. Gow

PNW HOME BUILDERS NORTH, L.L.C.

	By:	PNW HOME BUILDERS, L.L.C.,
a Washington limited liability company
	Its:	Sole Member

	By:	PNW HOME BUILDERS GROUP, INC.,
a Washington corporation
	Its:	Manager

By:	/s/ Jeffery D. Gow

Name:	Jeffery D. Gow

Title:	President

PNW HOME BUILDERS SOUTH, L.L.C.

By:	PNW HOME BUILDERS, L.L.C.,
a Washington limited liability company
Its:	Sole Member

By:	PNW HOME BUILDERS GROUP, INC.,
a Washington corporation
Its:	Manager

By:	/s/ Jeffery D. Gow

Name:	Jeffery D. Gow

Title:	President

CRESCENT VENTURES, L.L.C.

By:	/s/ Jeffery D. Gow

Name:	Jeffery D. Gow

Title:	Manager

ACKNOWLEDGED AND AGREED SOLELY FOR THE PURPOSES OF AGREEING TO THE TERMS OF SECTION 5.16 AND ARTICLE 10 ABOVE:

/s/ Jeffery D. Gow Jeffery D. Gow

/s/ Gary A. Young Gary A. Young

/s/ Christopher Eadon Christopher Eadon

William Lyon Homes, Inc.,
a California corporation

By:	/s/ Matthew R. Zaist

Name:	Matthew R. Zaist

Title:	President & COO

By:	/s/ Rick Robinson

Name:	Rick Robinson

Title:	Senior Vice President

EXHIBIT A

Form of

Assignment and Assumption of Membership Interests

(Acquired Entities)

THIS ASSIGNMENT OF MEMBERSHIP INTEREST (this “Assignment”) is made as of                      , 2014, between PNW HOME BUILDERS, L.L.C., a Washington limited liability company, PNW HOME BUILDERS NORTH, L.L.C., a Washington limited liability company, PNW HOME BUILDERS SOUTH, L.L.C., a Washington limited liability company, and CRESCENT VENTURES, L.L.C., a Washington limited liability company (collectively, “Assignor”), and                      (“Assignee”).

KNOW ALL MEN BY THESE PRESENTS, that, for good and valuable consideration, the receipt of which is hereby irrevocably acknowledged, by these presents Assignor does grant, bargain, contribute, assign, transfer and set-over unto Assignee, all right, title, interest, claim and estate of Assignor in and to (i) one hundred percent (100%) of the membership interests in the limited liability companies identified on Schedule 1 attached hereto (the “Acquired Entities”), which includes all of Assignor’s rights in the Acquired Entities, collectively, including all of Assignor’s economic interest in the Acquired Entities, limited liability company interest in the Acquired Entities, any right to vote or participate in management of the Acquired Entities, and any right to information concerning the business and affairs of the Acquired Entities (collectively, the “Interests”), and (ii) each and all of Assignor’s present and future rights, privileges, remedies, advantages and powers existing in respect of the Interests, evidenced by or arising under the limited liability company agreements of the Acquired Entities described on Schedule 2 attached hereto (as the same may have been or may hereinafter be further amended, modified and/or supplemented from time to time, collectively, the “Acquired Entity Agreements”), or otherwise existing by operation of law, including, without limitation, Assignor’s right to vote or participate in management of the Acquired Entities and any right of Assignor to information concerning the business and affairs of the Acquired Entities provided by law.

Contemporaneously with the assignment described in the previous paragraph of this Assignment of Membership Interests, Assignee is hereby admitted to the Acquired Entities as a substitute member of the Acquired Entities, and hereby agrees that it is bound by the terms and conditions of the Acquired Entity Agreements as a member. Immediately following the admission of Assignee as a substitute member of the Acquired Entities, Assignor shall and does hereby cease to be a member of the Acquired Entities. The parties hereto agree that the assignment described in the previous paragraph of this Assignment of Membership Interests, the admission of Assignee as a substitute member of the Acquired Entities and the cessation of Assignor as a member of the Acquired Entities shall not dissolve the Acquired Entities and that the business of the Acquired Entities shall continue without dissolution.

Assignor, at Assignor’s expense, shall take such other reasonable actions, and furnish such other documents or instruments as may be reasonably requested by Assignee in order to effectuate the purposes of this Assignment and the transfer described in the second paragraph of this Assignment of Membership Interests.

TO HAVE AND TO HOLD unto Assignee, its successors, transferees, representatives and assigns forever, in full ownership from this date, Assignor conveying to Assignee all rights, privileges, remedies, advantages and powers resulting from the Interests and the Acquired Entity Agreements, said rights, privileges, remedies, advantages and powers to be enjoyed and exercised by Assignee in the same manner, to all intents and purposes, and to the same effect as Assignor might itself have enjoyed and exercised them.

This Assignment of Membership Interests shall be governed by and construed in accordance with Washington law.

[SIGNATURE FOLLOWS ON NEXT PAGE]

ASSIGNEE:

[                    ]

by:

Name:
Title:

ASSIGNOR:

PNW HOME BUILDERS, L.L.C.
By its Manager: PNW HOME BUILDERS GROUP, INC.
A Washington corporation

by:

	Name:	Jeffery D. Gow
	Title:	President

PNW HOME BUILDERS SOUTH, L.L.C.
By its sole Member: PNW HOME BUILDERS, L.L.C.

By its Manager, PNW HOME BUILDERS GROUP, INC.
A Washington corporation

by:

	Name:	Jeffery D. Gow
	Title:	President

PNW HOME BUILDERS NORTH, L.L.C.
By its sole Member: PNW HOME BUILDERS, L.L.C.

By its Manager, PNW HOME BUILDERS GROUP, INC.
A Washington corporation

by:

	Name:	Jeffery D. Gow
	Title:	President

CRESCENT VENTURES, L.L.C.,

by:

	Name:	Jeffery D. Gow
	Title:	Manager

Schedule 1 to Exhibit A

Acquired Entities

Schedule 2 to Exhibit A

Acquired Entity Agreements

EXHIBIT B

FORM OF

Assignment and Assumption of Membership Interests

(Polygon Mortgage)

THIS ASSIGNMENT OF MEMBERSHIP INTEREST (this “Assignment”) is made as of             , 2014, between PNW HOME BUILDERS, L.L.C., a Washington limited liability company (“Assignor”), and [                    ] (“Assignee”).

KNOW ALL MEN BY THESE PRESENTS, that, for good and valuable consideration, the receipt of which is hereby irrevocably acknowledged, by these presents Assignor does grant, bargain, contribute, assign, transfer and set-over unto Assignee, all right, title, interest, claim and estate of Assignor in and to (i) all membership interests in Polygon Mortgage, L.L.C., an Arizona limited liability company (the “Company”) currently held by Assignor, which is comprised of fifty percent (50%) of all outstanding membership interests in the Company, and includes all of Assignor’s rights in the Company, collectively, including all of Assignor’s economic interest in the Company, limited liability company interest in the Company, any right to vote or participate in management of the Company, and any right to information concerning the business and affairs of the Company (the “Interest”), and (ii) each and all of Assignor’s present and future rights, privileges, remedies, advantages and powers existing in respect of the Interest, evidenced by or arising under that certain Limited Liability Company Agreement of the Company dated as of October 15, 2013 (as the same may have been or may hereinafter be further amended, modified and/or supplemented from time to time, the “Company Agreement”), or otherwise existing by operation of law, including, without limitation, Assignor’s right to vote or participate in management of the Company and any right of Assignor to information concerning the business and affairs of the Company provided by law.

Contemporaneously with the assignment described in the previous paragraph of this Assignment of Membership Interest, Assignee is hereby admitted to the Company as a substitute member of the Company, and hereby agrees that it is bound by the terms and conditions of the Company Agreement as a member. Immediately following the admission of Assignee as a substitute member of the Company, Assignor shall and does hereby cease to be a member of the Company. The parties hereto agree that the assignment described in the previous paragraph of this Assignment of Membership Interest, the admission of Assignee as a substitute member of the Company and the cessation of Assignor as a member of the Company shall not dissolve the Company and that the business of the Company shall continue without dissolution.

Assignor, at Assignor’s expense, shall take such other reasonable actions, and furnish such other documents or instruments as may be reasonably requested by Assignee in order to effectuate the purposes of this Assignment and the transfer described in the second paragraph of this Assignment of Membership Interest.

TO HAVE AND TO HOLD unto Assignee, its successors, transferees, representatives and assigns forever, in full ownership from this date, Assignor conveying to Assignee all rights, privileges, remedies, advantages and powers resulting from the Interest and the Company Agreement, said rights, privileges, remedies, advantages and powers to be enjoyed and exercised.

by Assignee in the same manner, to all intents and purposes, and to the same effect as Assignor might itself have enjoyed and exercised them.

This Assignment of Membership Interest shall be governed by and construed in accordance with Arizona law.

[SIGNATURE FOLLOWS ON NEXT PAGE]

ASSIGNEE:

[ ]

by:

Name:
Title:

ASSIGNOR:

PNW HOME BUILDERS, L.L.C.

By its Manager: PNW HOME BUILDERS GROUP, INC.
A Washington corporation

by:

	Name:	Jeffery D. Gow
	Title:	President

CONSENT TO ADMISSION OF ASSIGNEE AS MEMBER:

POLYGON MORTGAGE, L.L.C.
By its Manager:

loanDepot.com, LLC dba imortgage, a Delaware limited liability company by:

	Name:	Jay D. Johnson
	Title:	Chief Operating Officer

CONSENT BY MEMBERS:

loanDepot.com, LLC dba imortgage, a Delaware limited liability company by:

	Name:	Jay D. Johnson
	Title:	Chief Operating Officer

EXHIBIT C

FORM OF

BILL OF SALE, GENERAL ASSIGNMENT AND ASSUMPTION

THIS BILL OF SALE, GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Bill of Sale and Assignment”) is made as of this      day of             , 2014 (the “Effective Date”) between PNW HOME BUILDERS, L.L.C., a Washington limited liability company, PNW HOME BUILDERS NORTH, L.L.C., a Washington limited liability company, PNW HOME BUILDERS SOUTH, L.L.C., a Washington limited liability company, and CRESCENT VENTURES, L.L.C., a Washington limited liability company (collectively, jointly and severally, “Assignor”), and [                    ], “Assignee”).

WHEREAS, Assignor and William Lyon Homes, Inc., a California corporation, predecessor-in-interest to Assignee, entered into that certain Purchase and Sale Agreement dated as of June     , 2014, pursuant to which Assignee shall acquire from Assignor the Residential Business (as defined in and pursuant to the Purchase Agreement). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

WHEREAS, as part of the transaction contemplated by the Purchase Agreement, effective as of the Effective Date, Assignor has agreed to transfer and convey to Assignee, and Assignee has agreed to accept and assume, all of Assignor’s right, title and interest, in and to the Transfer Property (as hereinafter defined) upon and subject to the terms of the Purchase Agreement.

WHEREAS, in order to further evidence Assignor’s transfer and conveyance to Assignee, and Assignee’s acceptance and assumption, of all of Assignor’s right, title and interest, in and to the Transfer Property, Assignee and Assignor are executing this Bill of Sale and Assignment.

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns, transfers, sets over and conveys to Assignee all of Assignor’s right, title and interest in and to the Transfer Property, in each case effective as of the Effective Date

1. Transfer Property. “Transfer Property” shall mean, collectively:

a)	the Acquired Assets (other than the Polygon Mortgage Membership Interests); and

b)	the Assumed Contracts.

2. Assumption. Subject to the terms of the Purchase Agreement and the express obligations and responsibilities of Assignee and Assignor thereunder, Assignee hereby accepts and assumes from Assignor all of Assignor’s right, title, interest and obligations, in and to the Transfer Property from and after the Effective Date.

3. Binding Effect. This Bill of Sale and Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

4. Governing Law. This Bill of Sale and Assignment and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Washington without regard to principles of conflict of laws.

C-1

5. Severability. In the event that any provision of this Bill of Sale and Assignment is found to be invalid or otherwise unenforceable by a court or other tribunal of competent jurisdiction, such invalidity or unenforceability shall not be construed as rendering any other provision contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid and unenforceable provision was not contained herein.

6. Counterparts. This Bill of Sale and Assignment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Bill of Sale and Assignment may be executed and delivered by facsimile or other electronic transmission, and any signature on this Bill of Sale and Assignment which is delivered by facsimile or other electronic transmission shall be valid and binding to the same extent as if it were an original.

[Signature Page Follows]

C-2

IN WITNESS WHEREOF, Assignor and Assignee have each executed this Bill of Sale and Assignment as of the date first written above.

ASSIGNEE:

[ ]

by:
Name:
Title:

ASSIGNOR:

PNW HOME BUILDERS, L.L.C.
By its Manager: PNW HOME BUILDERS GROUP, INC.
A Washington corporation

by:
	Name:	Jeffery D. Gow
	Title:	President

PNW HOME BUILDERS SOUTH, L.L.C.
By its sole Member: PNW HOME BUILDERS, L.L.C.

By its Manager, PNW HOME BUILDERS GROUP, INC.

A Washington corporation

by:
	Name:	Jeffery D. Gow
	Title:	President

PNW HOME BUILDERS NORTH, L.L.C.
By its sole Member: PNW HOME BUILDERS, L.L.C.

By its Manager, PNW HOME BUILDERS GROUP, INC.

A Washington corporation

by:
	Name:	Jeffery D. Gow
	Title:	President

CRESCENT VENTURES, L.L.C.,

by:
	Name:	Jeffery D. Gow
	Title:	Manager

2